Registration No. 33-86993
    As filed with the Securities and Exchange Commission on November 2, 1999.
 ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          -----------------------------
                                Amendment No. 2
                                  to Form SB-2
                                 on Form SB-2/A
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                          -----------------------------

                          SMITH RIVER BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)

         VIRGINIA                            6711                         54-1956616
(State or other jurisdiction     (Primary Standard Industrial        (I.R.S.  Employer
     of incorporation)            Classification Code Number)        Identification No.)

        Suite 12                                                     Suite 12
    Patrick Henry Mall                                            Patrick Henry Mall
  730 East Church Street                                      730 East Church Street
Martinsville, Virginia 24112                                 Martinsville, Virginia 24112
     (540) 632-8092                                                (540) 632-8092

(Address, including zip code, and                    (Address of principal place of business or
telephone number, including area                       intended principal place of business)
code, of principal executive offices)

                                                                 Copies to:
      Cecil R. McCullar                              Douglas W.  Densmore and Hugh B. Wellons
    Chief Executive Officer                          Flippin, Densmore, Morse, Rutherford & Jessee
         Suite 12                                    10 South Jefferson Street, Suite 1800
   730 East Church Street                                  Roanoke, Virginia 24011
 Martinsville, Virginia 24112                                     (540) 510-3000
        (540) 632-8092

(Name, address, including zip code
and telephone number, including
area code, of agent for service)

                          -----------------------------


              Approximate date of commencement of proposed sale to
            the public: From time to time after the effective date of
                          this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 of the Securities Act, please check the following box. [ ]


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             INITIAL PUBLIC OFFERING
                                   PROSPECTUS

                    SMITH RIVER BANKSHARES, INC. IS OFFERING:


TO THE PUBLIC:                               TO ORGANIZERS/DIRECTORS:
A minimum of 537,500 and a maximum of        87,500 units at $10.00 per unit.
912,500 shares of common stock of Smith      Each unit consists of:
River Bankshares, Inc., at $10.00 per        o  one share of common stock; and
share. The minimum purchase is 100
shares. All funds received will be held      o  one warrant to purchase a share
by an independent escrow agent.                 of common stock in the future at
                                                $10.00 per share.

             We are a newly-formed holding company organized to own the shares of Smith River Community Bank, N.A., a proposed national bank in Martinsville, Virginia. We have received conditional approval for a national bank charter, but the bank does not yet have a charter.

             The organizers/directors may terminate this offering at any time after selling all 87,500 units and 537,500 shares, and the offering must terminate after all the units and 912,500 shares are sold. If we have not sold all the units and 537,500 shares by June 30, 2000, the offering will terminate, although we reserve the right to extend the offering to December 31, 2000.

             This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering. If the market price of our shares goes below $5 and the shares are not then listed on an exchange or authorized for quotation on NASDAQ, brokers selling shares will be required to give buyers additional information. This requirement may make it more difficult for you to sell shares. We have no present plans to list our shares on any national or regional trading exchange.


The Offering
                                        Per Share     Total (Minimum)       Total (Maximum)
                                        ---------     ---------------       ----------------

Public Price                             $ 10.00        $  5,375,000     $       9,125,000
Plus: Proceeds from units                                    875,000               875,000
Total proceeds to Bankshares before
 organizational and offering expenses    $ 10.00        $  6,250,000     $     10,000,000


We expect that the shares will be sold directly by the organizers/directors without the assistance of an underwriter or placement agent, and no commissions will be paid for any shares or units sold. However, we reserve the right to enlist the help of an underwriter or placement agent if necessary to place the stock. If we do this, total proceeds to us could be reduced by approximately 8%.


THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. See "Risk Factors" beginning on page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         The date of this prospectus is
                                November 4 , 1999

                               PROSPECTUS SUMMARY

         This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.


                   SMITH RIVER BANKSHARES AND SMITH RIVER BANK



                                     OFFICES

Smith River Bankshares, Inc., Suite 12, Patrick Henry Mall, 730 East Church Street, Martinsville, Virginia 24112.

                                  OUR BUSINESS

We are a newly formed bank holding company. Our business will be to own the shares of a new national bank we have applied to form in Martinsville, Virginia, which will be called Smith River Community Bank, N.A. The Bank will operate as a typical community bank, offering general commercial banking services to medium and small businesses and consumers in Henry County and the City of Martinsville, Virginia.

                     OUR HISTORY AND IMMEDIATE FUTURE PLANS


Smith River Bankshares was incorporated in Virginia . We have already filed our application for a charter with the Office of the Comptroller of the Currency and an application with the FDIC for insurance of deposits. We have received preliminary charter approval from the Comptroller of the Currency and preliminary approval from the FDIC. Once the charter is granted and insurance is issued, which will be after we sell at least the minimum amount of stock in this offering, we will apply to the Federal Reserve System for authority to become a bank holding company, and Smith River Bank will apply to the Federal Reserve for membership.

We hope to secure all regulatory approvals by February 2000. Soon after that, if all of the units and at least the minimum number of shares are sold, the bank will open. We intend to open Smith River Bank as soon as we have the regulatory approvals and sell enough stock to appropriately capitalize the bank. When it opens, Smith River Bank will occupy a leased facility located at East Church Street and Booker Road in Martinsville as its banking facility and headquarters. The holding company headquarters will remain nearby at Suite 12, Patrick Henry Mall, 730 East Church Street, Martinsville, Virginia. The banking facility at East Church Street and Booker Road was a branch of another bank which closed at the end of April, 1999. We also expect to apply for permission to establish a branch of Smith River Bank within six months after we open our main office. This branch, if approved, will be located at 380 Riverside Drive in Bassett, Virginia, a former bank branch, which we have under lease.


                     THE ORGANIZERS/DIRECTORS AND MANAGEMENT


Smith River Bankshares was organized by a group of businesspersons residing and doing business in the City of Martinsville and Henry County, Virginia. Twelve of the organizers have agreed to serve as directors of Smith River Bankshares and Smith River Bank. These organizers/directors have also advanced funds for organizational and offering expenses.They will not be compensated for their services until the bank becomes profitable. For the names of and biographical information about the organizers/directors, see "Management--Directors and Executive Officers."

                      BENEFITS TO MANAGEMENT AND ORGANIZERS

The organizers/directors are receiving "units" instead of stock for their investment. Each unit contains one share of stock and one warrant to purchase a share of stock for $10.00. If the offering is unsuccessful, the organizers/directors may lose all or part of their investment, which we estimate will total approximately $465,000. It is in recognition of these financial risks and their willingness to serve as directors without pay until Smith River Bank is profitable that the organizers/ directors can purchase the units. The warrants that are part of the units will vest over three years beginning with the date Smith River Bank opens for business.See "Certain Transactions," page 26.

One of the organizers/directors, Cecil R. (Andy) McCullar, has 35 years banking experience and will serve as the President and Chief Executive Officer of Smith River Bankshares and Smith River Bank. As part of his incentive compensation, on the date Smith River Bank opens for business, Mr. McCullar will be granted options to purchase 30,000 shares at their fair market value on the date of the grant, 10,000 of which may be exercised after each of the first three anniversaries of the bank's opening. These options will survive for 10 years after they become exercisable. See "Management--Remuneration of Directors and Officers." Please see "Management - Options" on page 25.

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

                           HIGHLIGHTS OF THE OFFERING

SECURITIES OFFERED...............................912,500 shares of common stock to the public and
                                                 87,500 units, consisting of one share of common stock and one warrant to purchase a share of common stock, to the organizers/
                                                 directors only.
SHARES OUTSTANDING AT AUGUST 31, 1999............12 shares owned by the organizers/directors.  These shares will be repurchased by Smith River Bankshares if the offering is successful.

SHARES TO BE OUTSTANDING AFTER
THE OFFERING.....................................625,000, if all the units and the 537,500 shares minimum offering are sold, or
                                                 1,000,000, if all the units and the 912,500 shares maximum offering are sold.
TOTAL PUBLIC PRICE...............................$6,250,000, if all the units and the 537,500 shares minimum offering are sold, or
                                                 $10,000,000, if all the units and the 912,500 shares maximum offering are sold.

ESTIMATED OFFERING EXPENSES......................$100,000
NET PROCEEDS.....................................$6,150,000, if the units and the minimum offering are sold, or
                                                 $9,900,000, if the units and the maximum offering are sold.
PLAN OF DISTRIBUTION.............................The organizers/directors of Smith River Bankshares intend to sell the shares without the assistance of an underwriter or placement agent.

INTENTION BY THE ORGANIZERS/DIRECTORS
TO BUY SHARES....................................The organizers/directors intend to buy a total of 87,500 shares by way of buying the units.


TERMS OF THE OFFERING............................You will subscribe for the shares and the organizers/directors will subscribe for the units by sending the purchase price to an escrow agent retained by us.  The offering will terminate and all subscription funds will be returned by the escrow agent to the subscribers without interest if we have not sold all the units and the minimum of 537,500 shares by June 30, 2000.  We may, however, extend this deadline, but not beyond December 31,
                                                 2000.  The minimum investment by one subscriber is 100 shares and maximum investment is 4.99% of the total shares outstanding after the offering. The minimum may be waived to accommodate local potential customers, and the maximum may be waived for insiders and others if necessary to meet the minimum offering requirements, both at our discretion and without notice to other investors.


USE OF PROCEEDS..................................We will use the proceeds of the offering as follows:
                                                 o   To pay the offering expenses incurred by the
                                                     organizers/directors, expected to be about $100,000;
                                                 o   To repay the organizational expenses incurred by
                                                     organizers/directors, expected to be about $48,000;
                                                 o   To repurchase, at the redemption price of $1.00 per
                                                     share, the 12 shares owned by the organizers/directors;



                                                 o   $6,000,000 to capitalize the bank; and approximately $102,000 to establish the working capital of Smith River Bankshares.
                                                 o   The Bank will also repay from its capital organizational
                                                     and pre-opening expenses incurred by Smith River Bankshares or the organizers/directors on its behalf, expected to be about $300,000.

                                                     If the ultimate proceeds of the offering are greater
                                                     than $6,250,000, we will add 50% of the net excess
                                                     over $6,250,000 (after deducting expenses) to the
                                                     capital of the  bank and the remaining 50% to the
                                                     working capital of Smith River Bankshares.

                                  RISK FACTORS


         Investing in Smith River Bankshares stock is very risky. You should invest only if you determine that you can bear a complete loss of your investment. In your determination, you should consider carefully the following factors:

YOU MAY BE OVERPAYING FOR    We fixed the offering price at $10.00 per share on
THE SHARES BECAUSE THE       the basis of the start-up capital needs of Smith
OFFERING PRICE CANNOT BE     River Bank and offering prices of other
SUPPORTED BY VALUE OF        newly-organized bank holding companies. This price
ASSETS OR EARNINGS.          bears no relationship to assets, book value,
                             earnings or other established criteria of value. As a result, you may be overpaying for the shares.


WE WILL BE A NEW BANKING     Smith River Bankshares, the issuer of your shares,
BUSINESS IN A COMPETITIVE    is a new business whose success will depend on
ENVIRONMENT; LOSSES ARE      Smith River Bank's operations. Smith River Bank
LIKELY TO OCCUR FOR AT       also is a new business that will be successful only
LEAST THE FIRST FULL YEAR    if the income earned on loans and investment
OF OPERATIONS AND PROBABLY   securities and from fees is greater than the
FOR THREE YEARS.             interest paid on deposits and other sources of
                             funds and general operating expenses. We do not expect to be profitable on a current basis for an entire year until at least the third full year of operations, if at all.

                             In order to create and maintain income greater than interest paid and other expenses, commonly called "spread," Smith River Bank will have to contend with many factors, which are outlined below.

WE COULD BE AT A             As a new bank in an established market, Smith River
DISADVANTAGE WHEN            Bank will be competing for deposits with many older
COMPETING FOR DEPOSITS AND   financial institutions. These institutions may have
LOANS WITH LARGER            competitive advantages over Smith River Bank
INSTITUTIONS THAT HAVE       because they have greater capitalization and other
LARGER LENDING LIMITS AND    resources. They also can offer potential depositors
ESTABLISHED CUSTOMER         more convenient depositary facilities and borrowers
CONTACTS.                    higher lending limits and certain other customer
                             services which Smith River Bank may not be able to offer. Smith River Bank may have to pay more to attract deposits. This would hurt our earnings.
                             Even so, we can offer you no assurance that Smith
                             River Bank will be successful in attracting the deposits it will need to sustain its growth.


WE WILL BE MAKING            We expect a majority of our loans to be commercial
COMMERCIAL AND CONSUMER      and consumer loans, which inherently carry more
LOANS, AND IN MAKING         risk than real estate based loans. As a new bank,
THESE LOANS WE WILL DEAL     Smith River Bank will be competing for loan
WITH UNFAMILIAR, SMALLER     business with older and larger financial
BORROWERS. THIS LACK OF      institutions. Unlike these institutions, Smith
RELATIONSHIP AND THE SIZE    River Bank OF will be creating lending
OF THE BORROWERS COULD       relationships with customers seeking to establish
CAUSE EXCESSIVE LOAN         new banking relationships and without a previous
LOSSES.                      history with Smith River Bank. Moreover, small to
                             medium businesses and consumers will, by and large, have less capacity than large businesses or wealthy individuals to repay loans in the event of an economic downturn or other adversity. For all these reasons, it will be several years before the quality of Smith River Bank's loan portfolio can be fully evaluated, and we can offer you no assurance that Smith River Bank will not incur excessive loan losses.


AS A FINANCIAL INSTITUTION   The spread earned by Smith River Bank will be
WE COULD BE AFFECTED         affected not only by trends in the economy of its
ADVERSELY BY GLOBAL          primary source area, the City of Martinsville and
ECONOMIC TRENDS AND          Henry County, but also national and international
POLICIES.                    trends and fluctuations. For example, factors like
                             interest rates and money supply policies of the Federal Reserve, inflation, recession, unemployment, natural resource prices, international conflicts and other factors beyond
                             Smith River Bank's control may adversely affect that spread.

WE MAY NOT BE ABLE TO        Success in a commercial banking business is
ATTRACT GOOD EMPLOYEES       particularly dependent on employing experienced and
BECAUSE WE WILL BE           service-oriented personnel at all levels. We intend
COMPETING FOR PERSONNEL      and are already making efforts to hire experienced
WITH LARGER FINANCIAL        lending and operations officers, but have no
INSTITUTIONS.                assurance that we can staff Smith River Bank with
                             appropriate personnel when Smith River Bank opens for business. We do have an employment agreement with Andy McCullar, a very experienced banker, who is one of the organizers/directors and our President and Chief Executive Officer.

WE COULD BE AFFECTED BY      Because of the Glass-Steagal Act, the commercial
UNEXPECTED COMPETITION IF    banking business has enjoyed legal barriers to
THE LAW CHANGES AND          entry by non-banking enterprises. It is possible
CONGRESS REMOVES SOME        that the United States Congress will enact laws
BARRIERS TO NONBANKS         that reform the financial services industry in the
PROVIDING BANK SERVICES.     near future. If this happens, Smith River Bank may
                             face even greater competition in its primary service area from large, well-capitalized enterprises. At the same time, as entities which are tightly regulated and without a substantially large capital base, Smith River Bank and Smith
                             River Bankshares probably will not diversify into a non-banking business in the near future.


WE WILL NOT BE ABLE TO       Banking is part of the technology revolution.
COMPETE FOR SOME TIME WITH   Larger and more established banks have a head start
MORE ESTABLISHED FINANCIAL   in preparing for new forms of bank services offered
INSTITUTIONS OFFERING        through the internet and other nontraditional
TECHNOLOGICALLY ADVANCED     media. They also have greater resources to devote
BANKING                      to this effort. It may be some time before Smith
                             River Bank can compete effectively for this type of business, if at all.

COMMUNITY BANKING IS OUR     Smith River Bank will be a so-called "community"
BUSINESS MODEL, AND WE MAY   bank. In other words, we will exploit personal
NOT BE SUCCESSFUL IN         contacts by our directors, officers and our
ATTRACTING CUSTOMERS AS A    shareholders, as well as appropriately focused
"COMMUNITY" BANK.            advertising and promotional activities, to appeal
                             to businesses and individuals in search of personalized services likely to be offered by an independent, locally-owned and headquartered commercial bank. Our overall identity as a community financial institution is our main selling point to our community. However, ultimately we may not be successful in establishing Smith River Bank as the local community bank, and even if we do establish the bank, changes in how people bank, due primarily to technology, may make community banking less attractive than it has been in the past.


NO UNDERWRITER WILL          The shares we are offering will be sold directly by
NEGOTIATE THE OFFERING       Smith River Bankshares' Board of Directors without
PRICE WITH US OR CHECK ON    help from an underwriter or placement agent, at
THE STATEMENTS WE MAKE.      least initially. This may reduce our chances of
THIS CAN ALLOW AN INFLATED   meeting the minimum offering level, and it may mean
PRICE AND MAY REDUCE THE     that we sell fewer shares than we could have done
SHARES SOLD.                 with an underwriter. Underwriters also usually
                             negotiate the share offering price with the issuer and check on the accuracy of the issuer's statements to investors. You will not have these safeguards here. The Board does reserve the right to engage a broker to help sell stock at a later date, but if it does, that could reduce net proceeds by about 8%, due to commissions, and will be because the directors failed to sell a sufficient amount of stock on their own. Even if we hire a broker later, we may not sell the minimum shares required.


YOU MAY HAVE DIFFICULTY IN   Your shares will be freely transferable. However,
SELLING YOUR SHARES          we are a new company without a public market for
                             its shares, and we do not expect an active trading market for the shares to be developed for at least one year after

BECAUSE OF THE ABSENCE OF    the offering. As a result, if you decide to sell
PUBLIC MARKET OR BECAUSE     your shares you may be required to locate a buyer
THE SHARES MAY BECOME        on your own and may not be able to do so.
"PENNY STOCK."
                             Also, even if a public market develops, if the trading price falls below $5 per share and the shares are then not listed on an exchange or authorized for quotation on NASDAQ, your shares will be "penny stock." Any broker you ask to sell your shares will have to give the buyer additional information and may be unwilling to help you make the sale. As a result, you may be required to locate a buyer on your own and may not be able to do so.


WE ARE DEPENDENT ON KEY      The success of Smith River Bank depends on our
EMPLOYEES, INCLUDING MR.     ability to attract and keep quality employees. We
MCCULLAR, AND LOSING HIM     are particularly dependent in the early years on
COULD MAKE IT DIFFICULT TO   the leadership of Andy McCullar, who is described
MANAGE A NEW BANK            below under "Management". We intend to obtain "key
SUCCESSFULLY, BECAUSE        man" insurance for the benefit of Smith River Bank
QUALIFIED BANK PRESIDENTS    for Mr. McCullar. As a new bank, Smith River Bank
ARE HARD TO FIND.            will also depend on other employees we have not
                             hired yet. We cannot assure investors that we will be successful in recruiting these employees by the anticipated opening date or at all. Qualified employees will command competitive salaries. If any key employee does not perform as expected or suddenly quits, Smith River's bank operations could be adversely affected, possibly to the point of causing the bank to fail. However, we believe that recent merger activity in local markets and elsewhere in our region provides opportunities to find experienced banking personnel.


IF SMITH RIVER BANK FAILS    There is a risk that Smith River Bank will not open
TO OPEN SOON, IT WILL        as soon as expected or will not open at all. We
INCUR ADDITIONAL COSTS,      cannot open until we receive the required
WHICH WILL MAKE IT MORE      regulatory approvals and sell the minimum number of
DIFFICULT TO RECOUP YOUR     shares. If our opening is delayed past April 2000,
INVESTMENT.  IF THE BANK     we will incur unplanned expenses, which will make
FAILS TO OPEN, YOUR          it more difficult for us to become profitable and
INVESTMENT WILL BE           will reduce the value of our stock. This will make
RETURNED TO YOU WITHOUT      it harder for you to recover your investment. If
INTEREST.                    Smith River Bank does not open at all, either due
                             to regulatory problems or a failure to sell sufficient shares of common stock, your entire investment will be returned to you without interest. You will have lost the possible value of investing in another venture that might have earned you a profit.


OUR SMALL MARKET AREA        Our primary market area is the City of
PLACES US AT GREATER RISK    Martinsville, Virginia and Henry County, Virginia.
OF A REGIONAL ECONOMIC       This market consists of approximately 393 square
PROBLEM, SUCH AS A FLOOD     miles and 72,000 people. Practically, our initial
OR THE CLOSING OF A LARGE    offices will serve only a portion of this market.
LOCAL EMPLOYER, HAVING A     Accordingly, a regional disaster, like a flood or a
LARGE EFFECT ON OUR          tornado, or a regional economic problem like the
PERFORMANCE.                 closure of a large local employer could hurt our
                             performance. The City of Martinsville and Henry
                             County have a diverse economic base, but some large employers in our area, such as Tultex, Incorporated and local furniture manufacturers, have a lot of employees and impact many local businesses. Smith
                             River Bank may not lend substantial amounts to any of the largest companies in this region, but closure of one of these large employers would hurt many local businesses and could result in less business, more defaults, and tougher competition for financial services. This could make us less profitable or even result in net losses.

IT WILL BE DIFFICULT FOR     Our Articles of Incorporation and Bylaws contain
ANYONE TO TAKE OVER SMITH    certain anti-takeover provisions. These provisions
RIVER BANKSHARES, EVEN IF    may discourage non-negotiated takeover attempts
A TAKEOVER WOULD RESULT IN   which you might consider to be in your best
MOST SHAREHOLDERS EARNING    interest. In addition, the warrants and stock
A PROFIT ON THEIR SHARES.    options, because they make the company potentially
                             more expensive for an acquirer, could discourage a takeover attempt. Both the anti-takeover provisions and the warrants and options tend to perpetuate existing management. See, "Description of
                             Securities - Defensive Anti-takeover Provisions" on page 31.

SMITH RIVER BANKSHARES'      Your interests as an investor in Smith River
MANAGEMENT MAY HAVE          Bankshares may be different from management,
INTERESTS THAT MAY BE        because management may want to continue to control
DIFFERENT FROM YOURS, AND    the company, even if it means foregoing an
MANAGEMENT CONTROLS SMITH    attractive offer you might prefer. Yet, management
RIVER BANKSHARES.            will exercise significant control over the
                             selection of the Board of Directors and company policies. They will be able to exercise control because after the offering, the officers and directors will own between 8.75% and 14% of the total shares outstanding, depending on the number of shares sold in the offering, and the organizers/directors could, through the exercise of their warrants, acquire an additional 87,500 shares, which would give them 16.1% to 24.6% of shares outstanding.

YOUR INVESTMENT MAY BE       Smith River Bankshares does not have preemptive
DILUTED BECAUSE OF THE       rights. This means that you may not be entitled to
WARRANTS AND STOCK OPTIONS   buy additional shares if shares are offered to
AND THE ABILITY OF           others. Nothing restricts management's ability to
MANAGEMENT TO OFFER STOCK    offer additional shares of stock for fair value to
TO OTHERS.                   others in the future. As a result, when the
                             organizers/directors exercise their warrants and key employees exercise their stock options, your ownership interest in Smith River Bankshares will be diluted. All of this could result in your share ownership being diluted. See "The Offering and Distribution - Dilution" on page 10 and "Certain
                             Transactions - Warrants and Stock Options" on pages
                             26 and 27.

WE DO NOT PLAN TO PAY        Smith River Bankshares can only pay dividends if it
DIVIDENDS IN THE NEAR        receives dividends from Smith River Bank, and there
FUTURE AND IN ANY EVENT      will be regulatory restrictions on the amount of
FOR AT LEAST 4 YEARS.        dividends Smith River Bank can pay. See, "Dividend
                             Policy", page 12. Also, we intend to preserve capital to facilitate growth and expansion. As a result, you should not expect to receive dividends in the immediate future and in any event for at least four years.

THE Y2K COMPUTER GLITCH      The "Year 2000" or "Y2K" problem arose because many
COULD INTERRUPT OUR          existing computer systems use only the last two
BUSINESS OR CREATE OTHER     digits to refer to a year. These computer's
SERIOUS PROBLEMS AT A        programs do not recognize a year that begins with
CRITICAL EARLY STAGE OF      "20" instead of "19." Those systems may read the
OUR FORMATION                year 2000 as "1900" or not recognize it at all. If
                             not corrected, any computer applications and other technology-based systems could fail or create erroneous results. The effects of this problem will vary from system to system, and the extent to the potential impact of this problem is not yet known.
                             The Y2K problem may affect adversely a bank's operations and its ability to prepare financial statements. We could experience interruptions in Smith River Bank's business and significant losses if we, or a supplier or vendor or loan customer with whom we contract, are unable to achieve Y2K readiness before January 1, 2000. See "Business -
                             Year 2000 Readiness" on page 18.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this prospectus discuss future expectations or state other "forward-looking" information. Those statements could be affected by known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.


         Important factors that may cause actual results to differ from projections include, for example,

          o the success or failure of our efforts to implement Smith River Bank's business plan;

          o the effect of changing economic conditions, particularly changes in interest rates;

          o  changes in governmental regulations, tax rates and similar matters;

          o our ability to attract and retain quality employees; and other risks which may be described in our future filings with the SEC.




           We are obligated under federal and state securities laws to update forward-looking information in future filings only to ensure that they are not misleading regarding any material changes in our situation.



                          THE OFFERING AND DISTRIBUTION

TERMS OF THE OFFERING

         The expiration date of the offering is June 30, 2000. We may extend the expiration date for up to two 90-day periods, without notice to subscribers, but not beyond December 31, 2000.


         The offering will terminate if by the expiration date at least 537,500 shares, representing the minimum offering, have not been subscribed for. We reserve the right to terminate the offering before the expiration date even if the maximum offering of 912,500 shares has not been subscribed for as long as all the units and the 537,500 minimum number of shares are subscribed for.

         All subscription proceeds will be deposited in an escrow account with First Citizens Bank & Trust Company, who will act as escrow agent.

         Smith River Bankshares and Smith River Bank require regulatory approvals from the Federal Reserve, the Office of the Comptroller of the Currency and the FDIC before Smith River Bank may commence banking operations. In addition, Smith River Bankshares must have regulatory approvals from the Federal Reserve and the Virginia Bureau of Financial Institutions to invest in the stock of Smith River Bank. These regulatory approvals generally are conditioned upon satisfaction of certain post-approval conditions, the most relevant of which is that Smith River Bank's main banking facility be leased and opened for business within 18 months after its charter is preliminarily approved and that deposit insurance is effected by September 2000. Because final approval of Smith River Bank's charter is conditioned on raising funds to capitalize Smith River Bank at $6,000,000, and to pay organizational and preopening expenses, Smith River Bankshares expects to issue shares in this offering before it has obtained all regulatory approvals for Smith River Bank to begin the business. If Smith River Bankshares issues the shares subscribed for in this offering and final regulatory approval for banking operations is not obtained within 18 months after preliminary approval from the OCC, or if Smith River Bank does not open by that date for any reason, Smith River Bankshares intends to ask shareholders to approve its liquidation. In this event, shareholders would receive their share of the funds that are left over, if any, after the payment of organizational and other preopening expenses and amounts owed creditors. In this event, a shareholder could lose the entire amount of his investment, depending on the expenses, costs and debt of Smith River Bankshares and Smith River Bank.

         The organizers/directors intend to subscribe for at least 87,500 units. Each unit includes one share and the one warrant. The organizers/directors may, but are not obligated to, purchase additional shares if necessary to complete the minimum offering. No warrants will accompany these additional shares. No subscriber will be permitted to purchase in the offering an amount of shares which would exceed 4.99% of the total number of shares outstanding upon completion of the offering, unless this limitation is waived by Smith River Bankshares. We may waive the 4.99% maximum subscription only if necessary to sell the minimum offering amount in order to open the bank.


         Interest earned on all subscription proceeds will be kept by us whether or not subscriptions are accepted or rejected or the minimum offering is completed.

PLAN OF DISTRIBUTION


         This offering is not underwritten. We have not employed any brokers or sales agents for this offering. We intend that the shares be sold only by the organizers/directors and authorized representatives of Smith River Bankshares. They will not receive any commissions or other compensations for these sales. They will be reimbursed for their reasonable expenses. The fact that this is not an underwritten offering may reduce our chances of selling the minimum number of shares required or it may mean that we will not sell as many shares as we could have sold above the minimum if we had involved an underwriter or broker.


         If the directors fail to sell a sufficient number of shares, we reserve the right to hire a broker at that time to sell the stock. That broker will charge a commission for any sales made, and may charge other fees as well, possibly reducing net proceeds by as much as 8%. Even if we hire a broker later, there is no assurance we will sell enough stock to open.


         As stated below, all subscribers' checks must be made payable to the escrow agent. Consistent with Rule 15c2-4 of the Securities Exchange Act, these checks will be transmitted to the escrow agent no later than close of the next business day.


METHOD OF SUBSCRIPTION


         The minimum subscription is 100 shares or $1,000, but we reserve the right to accept subscriptions for less than the minimum subscription. We may waive the minimum investment requirement to accommodate small investors located in our market area, in hopes that they will become our customers.


         In order to purchase shares, you must:

          o Complete and sign the subscription agreement accompanying this prospectus;


          o Make full payment for the purchase price for the shares in United States currency by check, bank draft or money order payable to "Smith River Bankshares, Inc. - Escrow Account"; and

          o Deliver the subscription agreement, in person or by mail, together with full payment for the purchase price, to Andy McCullar, Smith River Bankshares, Inc., Suite 12, 730 East Church Street, P. O. Box 1224, Martinsville, VA 24114-1224

         The escrow agent will invest subscription proceeds in one or more bank money market funds that are insured by the FDIC or collaterialized by U.S. government, state or local government securities until released from the escrow account. The escrow agent, by accepting appointment, in no way endorses the purchase of shares by any person.


         The rights and obligations of Smith River Bankshares and the escrow agent are contained in the Escrow Agreement dated September 8, 1999.


SUBSCRIPTION ACCEPTANCE

         Subscriptions are not binding until accepted by us. Deposit of funds in the escrow account until the satisfaction of the conditions listed above will not be considered an acceptance of the subscription to which the funds relate. We reserve the right to accept or reject subscriptions, in whole or in part, in our sole discretion. This permits us to refuse to sell shares to any person submitting a subscription agreement or to accept part but not all of a subscription so that a subscriber might ultimately be issued fewer than the full number of shares for which he or she subscribes. In determining which subscriptions to accept, in whole or in part, we may take into account the order in which subscriptions are received and a subscriber's potential to do business with, or to refer customers to, Smith River Bank.

         In the event we reject all or a part of your subscription, the escrow agent will refund by mail all or the appropriate portion of the amount paid in by you with the subscription, without interest, promptly after the rejection. This offering will be terminated, no shares will be issued and no subscription proceeds will be released from escrow to us unless all the units have been sold and we have accepted subscriptions and received payment for at least 537,500 shares, we have received regulatory approvals from the Federal Reserve and the Virginia Bureau of Financial Institutions to own Smith River Bank stock, and Smith River Bank has received approval from the FDIC for insurance of its deposits and preliminary charter approval from the OCC. Smith River Bank has already received preliminary OCC charter approval. If the rest of these conditions don't occur by December 31, 2000 at the latest or the offering is terminated early for other reasons, all subscription proceeds will be returned promptly by mail in full without interest. All costs and expenses of the offering and of organizing Smith River Bankshares and Smith River Bank over and above the interest earned on subscription proceeds will be borne by the organizers/directors if all subscriptions are canceled.


         We will issue and mail certificates representing the shares as soon as practicable after subscription proceeds are released from the escrow account.

DETERMINATION OF OFFERING PRICE


         The offering price is arbitrary in terms of value. The organizers/directors chose a $10.00 per share offering price because that is consistent with the price set for other de novo community banks in Virginia in recent years. Also, this price accommodates the small investor, allowing someone to invest in Smith River Bankshares with only $1,000. We hope this will encourage City of Martinsville and Henry County residents who are interested in community banking to invest in us.


DILUTION


         Organizers/directors are paying $10.00 per share for the common stock, the same price offered to you. Accordingly, there is technically no present dilution in your investment in the common stock. The book value of Smith River Bankshares, however, will be less than ten ($10.00) dollars per share, due to organizational expenses involved in opening the bank. Please see "Use of Proceeds" on page 10.

           In addition to the stock purchased, however, the organizers/directors also are receiving one warrant for each share of stock, at no additional cost to them. Accordingly, we expect that 87,500 warrants will be issued. Each warrant will allow the holder to purchase additional shares of stock at ten dollars ($10.00) per share. Similarly, the Board has already agreed to and intends to issue to Mr. McCullar on the date Smith River Bank opens options to purchase 30,000 shares of common stock at the fair market value of the stock on the date of grant. One third (10,000) of the options will become exercisable on each of the first three anniversaries of Smith River Bank's opening. Any holder of these warrants can trade them for the same number of shares of common stock at a price per share of $10.00. Mr. McCullar's options may be traded for the same number of shares of common stock at a price per share equal to the fair market value of shares of stock when Smith River Bank opens. If the market value of our stock exceeds these values in the future when the warrants and options are exercisable, the holders of the warrants and options can obtain additional shares at less than fair market value at the time of exercise. Depending on the number exercised, this could influence the market to reduce the trading price of our stock. See "Certain Transactions-Warrants and Stock Options" at pages 26 and 27.

                                 USE OF PROCEEDS


         We have been funding organizational expenses and offering expenses from the $355,000 capital contribution made by the organizers/directors to date. We expect total organizational and offering expenses to be about $465,000. We will continue to incur organizational and offering expenses through the date of the completion of the offering and release of subscription proceeds from the escrow account. The organizers/directors have committed to make additional periodic contributions to cover the additional expenses.

         The following presentation of use of proceeds of the offering assumes that all the regulatory approvals are received by us and the offering proceeds are released from the escrow account and Smith River Bank is fully capitalized by the end of January, 2000.

                                                              Minimum                    Maximum
                                                             Offering                   Offering
Offering Proceeds(1)........................................$6,250,000(1)            $10,000,000(2)
                                                            ==========               ===========

Anticipated use of proceeds by Smith River Bankshares:
     Offering expenses(3).......................................100,000                   100,000
     Organizational expenses(4)..................................48,000                    48,000
     Working capital............................................102,000                 1,977,000
     Capitalization of Smith River Bank
     through purchase of common stock of
     Smith River Bank.......................................  6,000,000                 7,875,000
                                                            -----------               -----------

Total    ....................................................$6,250,000               $10,000,000
                                                             ==========               ===========

Anticipated use of capital by Smith River Bank:
     Organizational and pre-opening expenses...............$    300,000               $   300,000
     Furniture, fixtures and equipment..........................630,000                   630,000
     Working capital..........................................5,070,000                 6,945,000
                                                              ---------                  --------

Total    ....................................................$6,000,000                $7,875,000
                                                            =========                ==========

--------------------------------------------------------------------------------
(1) Assuming the sale of 87,500 units and 537,500 shares at a price of $10.00 per unit and share.
(2) Assuming the sale of 87,500 units and 912,500 shares, at a price of $10.00 per unit and share.
(3) Offering expenses consist of various filing fees, printing expenses, escrow agent fees, and accounting and legal fees and expenses. Through September 30, 1999 approximately $63,000 of offering expenses had been paid or incurred.
(4) These expenses consist of certain consulting and legal fees and regulatory application fees.

         By way of explanation, all subscription proceeds will be released and become capital of Smith River Bankshares. These funds will be used by Smith River Bankshares to pay its offering expenses of approximately $100,000 and its organizational expenses of approximately $48,000. The balance of the funds will be used by Smith River Bankshares for two purposes: between approximately $102,000 (minimum offering) and $1,977,000 (maximum offering) will be retained as working capital and between $6,000,000 (minimum offering) and $7,875,000 (maximum offering) will be used to purchase the stock of Smith River Bank. Smith River Bank will use approximately $300,000 to reimburse Smith River Bankshares for amounts it has paid on its own or to FCNB, LLC, a Virginia limited liability company formed for this purpose, for the Bank's organizational costs and pre-opening expenses and approximately $410,000 to reimburse Smith River Bankshares for the cost of equipping the bank's main office and data processing equipment and software. Smith River Bank's organizational expenses, estimated at $76,000, include consulting and legal fees, marketing and traveling expenses. Smith River Bank's pre-opening expenses estimated at $224,000, include salaries, benefits, rent, utilities, telephone expenses and supplies. Smith River Bank will use approximately $220,000 to furnish and equip the proposed Bassett, Virginia branch, if it is approved. The balance of the Bank's proceeds, estimated at $5,070,000 (minimum offering) and $6,945,000 (maximum offering) will be used for general banking business as discussed below.

         We expect to use the working capital of Smith River Bank primarily to fund loans and investments. Management is currently in the process of developing formal policies covering our investment and lending activities. Based on the current investment policy, we intend to invest primarily in the following types of investments: bankers acceptances; bank certificates of deposit; federal funds; US Treasury bills, notes, and bonds; securities issued by Federal agencies; mortgage backed securities/mortgage pass through certificates; and municipal bonds issued by states and local municipalities. The policy establishes diversification guidelines to avoid undue concentrations. It also prohibits certain practices considered to carry an unacceptable degree of risk, such as short-term gains trading, short sales, and options trading. Thus we do not currently intend to carry investments that would be considered "trading securities" under the financial accounting standards governing the accounting for investment securities. We do not intend to seek higher yields by carrying securities with a relatively high degree of risk, such as those with low credit ratings. We intend to make consumer loans (such as vehicle loans and home equity loans/lines of credit), real estate loans (residential and commercial mortgages, construction and development loans, etc.) and commercial loans (term loans, letters of credit, and line of credit loans, for example). Over the long term, we expect that more than half of our loans will be commercial and consumer loans, which can carry a higher degree of risk than real estate loans.


         We intend to use the working capital of Smith River Bankshares as estimated in the table above primarily as a source to add to the working capital of Smith River Bank whenever an addition may be necessary. We will also use it to pay professional fees, licensing fees, office expenses and, if we receive the maximum offering, for possible future acquisitions, although we do not anticipate any at this time.


                                 DIVIDEND POLICY

         In order to preserve capital to facilitate growth and expansion, we do not anticipate paying cash dividends on the shares in the immediate future. The Board of Directors will make a determination whether to pay cash dividends on the basis of operating results, financial condition, tax considerations, and other relevant factors. Also, at present, the only source of funds from which we could pay cash dividends would be dividends paid to Smith River Bankshares by Smith River Bank. Smith River Bank similarly does not anticipate paying cash dividends to Smith River Bankshares in the near future in order to preserve its capital to facilitate growth and expansion of its business. Payment of cash dividends by Smith River Bank is also limited by regulatory requirements and limitations. See, "Supervision and Regulation" on page 19.

         In summary, we can give no assurances that any dividends will be declared by Smith River Bankshares or, if declared, what the amount of the dividends will be or whether the dividends, once declared, would continue.


                                    BUSINESS

MARKET FOR COMMON STOCK


         As a newly organized company, we have never issued capital stock, except for the minimum required to organize Smith River Bankshares. Accordingly, there is no established market for our stock. Following the completion of the offering, we do not anticipate that our common stock will be traded actively for some time. At some point in the future, we will investigate trading over-the-counter or on an established exchange. We expect that any such trading on a public exchange will be at least three years in the future and may never occur.


         The development of an active trading market, whether or not a stock is reported on an exchange, depends on the existence of willing buyers and sellers. Due to the small size of this offering, it is unlikely that an active trading market will develop in the near future. Only investors who have a long term interest should take part in this offering, because investors may not be able to sell their shares when they desire or at a price equal to or above the price offered.

SMITH RIVER BANKSHARES

         Smith River Bankshares was incorporated in the Commonwealth of Virginia on January 14, 1999 under the name of First Community National BanCorp., Inc. On July 8, 1999, Restated Articles of Incorporation became effective changing the company name to Smith River Bankshares, Inc. We anticipate filing an application with the Federal Reserve for authority to become a bank holding company on or about November 1, 1999.

         Our offices are currently located in the Patrick Henry Mall at Suite 12, 730 East Church Street, Martinsville, Virginia, with our telephone number being (540) 632-8092. Smith River Bankshares' permanent offices will continue to be at the same location. When it opens, Smith River Bank's main banking facility will be located nearby at East Church Street and Booker Road in Martinsville, Virginia.

         We will be authorized to engage in any activity available by law to a corporation, as permitted under applicable Federal and state regulatory restrictions applicable to the activities of bank holding companies. The holding company structure will provide us with greater flexibility than Smith River Bank standing alone would have, to expand and diversify business activities through newly formed subsidiaries or through acquisitions. While we have no present plans to engage actively in any other business activities, we will study the feasibility of establishing or acquiring subsidiaries to engage in other business activities permitted by law.

         Our principal assets will consist initially of the net proceeds of the offering and Smith River Bank's stock. These assets will be used to fund our initial activities. Whether we will need additional capital will depend to a great extent upon the capital needs of Smith River Bank, which, in turn, will depend upon the level of deposits and total assets of Smith River Bank. Smith River Bank's capital needs for at least the next three years are expected to be satisfied from the proceeds of the offering and from normal business operations. If, after the first three years, Smith River Bank were to grow at a more rapid rate than anticipated, Smith River Bank's capital needs could exceed the amount of capital retained by us from the offering. We believe that additional capital would be available through the sale of additional securities or debt offerings, but that might not be the case.


SMITH RIVER COMMUNITY BANK, N.A.

GENERAL


         Smith River Bank is currently being organized under the National Bank Act as a nationally chartered commercial bank and member of the Federal Reserve, whose deposits are insured by the FDIC. Smith River Bank applied for both the charter and deposit insurance on March 31, 1999. We received preliminary charter approval from the Comptroller of the Currency on August 4,1999 and we received preliminary deposit insurance approval from the FDIC on September 14, 1999.

         Smith River Bank's initial capitalization will be provided from the net proceeds of the offering by Smith River Bankshares purchasing at least 600,000 shares of Smith River Bank's common stock. The purchase price per share is $10.00.

         Immediately upon obtaining all regulatory approvals and being capitalized, Smith River Bank will engage in attracting deposits from the general public and will make commercial, consumer and real estate loans. We anticipate that Smith River Bank will commence operations by February 2000, assuming the completion by that date of at least the minimum offering and sale of all of the units and receipt of all regulatory approvals.

         The organizers developed a market analysis covering the proposed primary service area and a proprietary business plan that were included in applications to the regulatory authorities. Smith River Bank's business plan for its initial years of operation relies principally upon local advertising and promotional activity and upon personal contacts by its directors, officers and shareholders to attract business and to acquaint potential customers with Smith River Bank's personalized services. Smith River Bank intends to emphasize a high degree of personalized client service in order to be able to serve each customer's banking needs. Smith River Bank's marketing approach will emphasize the advantages of dealing with an independent, locally-owned and headquartered commercial bank to meet the particular needs of individuals, professionals and small to medium-sized businesses. We will continue to evaluate all banking services as to their profitability and make an effort to modify Smith River Bank's business plan if the original plan does not prove successful.

         We believe that Smith River Bank's business plan will make it profitable by the end of the third year of operations. However, it has been common in the banking industry for new financial institutions to lose money in the first several years of operation. There can be no assurance as to when or whether Smith River Bank's operations will become profitable.


PRIMARY SERVICE AREA


         The primary service area of Smith River Bank is Henry County, Virginia, located in south central Virginia with its southern border on the North Carolina state line. The City of Martinsville is geographically in the center of the County. Henry County is the most urbanized of the five counties that comprise the West Piedmont Economic Development District. In general, the historical growth trends for the market are not in pace with Virginia's dynamic growth. In 1998, the market had a population of 71,573, a slight decline from 1990. The number of households increased slightly from 28,610 in 1990 to 28,851 in 1998. There were approximately 1,636 businesses in the area and the unemployment rate in February, 1998 was 5.3%. Median household income increased slightly (1.1%) between 1990 and 1998. For 1998, it is estimated that 74.7% of all households in the area had incomes above $25,000. The area is heavily dependent on manufacturing. As of June 30, 1998, the latest date for which statistics are available, total deposits in the market were $921,466,000.


COMPETITION


         Smith River Bank will experience competition in attracting and retaining business and personal checking and savings accounts, and making commercial, consumer and real estate loans and providing other services in the primary service area. The primary factors in competing for bank accounts are interest rates, the range of financial services offered, convenience of banking facilities and flexible office hours. Direct competition for bank accounts comes from other commercial banks, savings institutions, credit unions, brokerage firms and money market funds. The primary factors in competing for loans are interest rates, loan origination fees and the range of lending services offered. Competition for origination of loans normally comes from other commercial banks, savings institutions, credit unions and mortgage banking firms. These entities may have competitive advantages as a result of greater resources and higher lending limits by virtue of their greater capitalization and, in the case of credit unions, as a result of tax laws. These competitors also may offer their customers certain services that Smith River Bank will not provide directly but might offer indirectly through correspondent institutions.

         As of June 30, 1998, there were ten commercial banks, two savings and loan institutions, and only one remaining community bank operating in the primary service area. Their 23 branches had combined deposits of $921,466,000. In addition, there are two credit unions operating in the primary service area. Last year, the largest local institution, Mainstreet Financial Corporation, was acquired by BB&T Corporation. Crestar Bank, NationsBank, and Central Fidelity Bank all merged with large national or super regional institutions. First Citizens Bank and Trust Company and American National Bank and Trust Company have branches in the area, but oversight is provided from headquarters out of our market.

         On June 30, 1998, commercial banks held 93.7% of the banking deposits in the market while thrifts and credit unions held the remaining 6.3%. Large regional and super-regional banks headquartered out of state held nearly 73% of the deposits in the market. While recent deposit growth in the market has been modest, the recent acquisition by out of state companies of MainStreet BankGroup (owner of Piedmont Trust Bank and Bank of Ferrum total of 36.9% of all deposits in the market) and of Crestar (22.1% of all deposits in the market) create an opportunity for us as a locally headquartered community bank. Our ability to take advantage of this opportunity depends on how well we are able to deliver a high level of personalized banking services that customers want. To some extent we will be at a disadvantage to larger institutions that can advertise more extensively and offer a broader range of products and services as a result of their greater resources. In addition, these larger institutions have branching and proprietary ATM networks that we will not be able to duplicate for some time. We believe, however, that we will be able to take advantage of the consolidation in the market place and provide personalized, focused banking services that will be desirable to large segments of bank customers in the market and which will enable us to compete satisfactorily.

         We may encounter increased competition as a result of the enactment of Virginia legislation implementing the Riegle-Neal Interstate Banking and Branch Efficiency Act of 1994. In general terms, this legislation lowers the barriers for entry into Virginia by out-of-state financial institutions. See, "Supervision and Regulation Recent Legislative Developments" on page 21.


EMPLOYEES



         As of the date of this prospectus, Andy McCullar, the President and Chief Executive Officer of Smith River Bankshares, Brenda Smith, Senior Vice President - Chief Financial Officer of Smith River Bankshares, Francia Brown, administrative assistant, and Sonya Smith, operations officer, are the only persons receiving compensation from us. Mr. McCullar is being paid pursuant to an employment agreement which covers Mr. McCullar's employment both before and after release of subscription proceeds from escrow. See, "Management - Remuneration of Directors and Officers" at page 25. Unless we expand our operations into other activities permitted by law for a bank holding company, it is unlikely that we will have many additional employees. During the first year of operations, we anticipate that Smith River Bank will employ approximately fourteen (14) full-time employees of whom, it is estimated, five (5) will be officers.



PROPERTY


         On April 6, 1999, we entered into two leases. One lease is for Smith River Bankshares' executive offices and the other lease is for the main banking office of Smith River Bank. The executive office lease is for 2,000 square feet of space located in the Patrick Henry Shopping Mall at Suite 12, 730 East Church Street in Martinsville, Virginia. Smith River Bank's main office lease covers nearly 2,486 additional square feet. The executive office lease commenced on May 1, 1999, and the main office lease commenced on August 1, 1999. Both leases expire on July 31, 2002. The base rental for the executive office lease is $750 per month for May, June and July, 1999, and $1,000 per month thereafter. The base rental for Smith River Bank's main office lease is $2,500 per month. This facility is the former branch of another bank and is largely furnished. However, Smith River Bank anticipates spending $410,000 for additional furnishings and equipment for this office and for the acquisition and installation of an ATM.

         Smith River Bank plans to open from 9:00 a.m. to 5:00 p.m. Monday through Thursday, 9:00 a.m. to 6:00 p.m. on Friday, and will operate drive-through banking, 8:00 a.m. to 6:00 p.m. Monday through Friday and 9:00 a.m. to 12:00 noon on Saturdays (except for legal holidays).

         We have a lease for a 3,400 square foot facility located at 380 Riverside Drive, in Bassett, Virginia. The facility is a former branch of a bank which was closed several years ago. The lease commenced on June 1, 1999, and expires 36 months from then. The base rental is $500 per month but will increase to $2,500 per month on the date the proposed branch opens at such location, if approved. Smith River Bank anticipates opening a branch banking facility at this location in the first half of 2000. We expect to apply for regulatory approval for the branch within the first three (3) months after Smith River Bank opens its main office. If we do not receive approval or otherwise are unable to open the branch, the lease will be terminated. The estimated cost of leasehold improvements, furniture and equipment, together with the acquisition and installation of an ATM at this site is $220,000.

         None of the leases contain options to renew. Consequently, it is possible that Smith River Bankshares and/or Smith River Bank may be required to relocate operations at one or more of these facilities if, at the end of the lease term we are unable to renegotiate the leases. If this were to occur, the expenses of relocation and disruption in services could be substantial. Smith River Bank and the landlords have agreed to discuss renewal options after the bank opens.

BANKING SERVICES GENERALLY


         Smith River Bank will offer a full range of commercial banking services to individual, professional and business customers in its primary service area. These services will include personal and business checking accounts and savings and other time certificates of deposit. The transaction accounts and time certificates will be at rates competitive with those offered in the primary service area. Customer deposits with Smith River Bank will be insured to the maximum extent provided by law through the FDIC. Smith River Bank plans to issue both Visa and MasterCard credit cards. The Bank intends to offer night depository services and to sell traveler's checks issued by an independent entity and its own cashier's checks. Smith River Bank does not anticipate offering trust and fiduciary services initially and will rely on trust and fiduciary services offered by correspondent banks until it determines that it is profitable to offer these services directly. Smith River Bank intends to have proprietary ATM's at both its main bank office and at the proposed Bassett branch. Smith River Bank also plans on offering internet banking services when economically viable to do so.


LENDING ACTIVITIES


         Smith River Bank will seek to attract deposits from the general public and will use those deposits, together with borrowings and other sources of funds, to originate and purchase loans. It will offer a full range of short and medium-term commercial, consumer and real estate loans. Smith River Bank will attempt to react to prevailing market conditions and demands in its lending activities, while avoiding excessive concentrations of any particular loan category. It has not yet fixed specific goals as to lending concentration by type of loan because its written loan policy is in the process of being developed. Smith River Bank will develop a loan approval process that will provide levels of officer lending authority.

         The risk of nonpayment of loans is inherent in making all loans. However, management intends to carefully evaluate all loan applicants and to try to minimize credit risk exposure with thorough loan application and approval procedures that will be established for each category of loan prior to beginning operation. In determining whether to make a loan, Smith River Bank will consider the borrower's credit history, analyze the borrower's income and ability to service the loan, and evaluate the need for collateral to secure recovery in the event of default.

         Under the national banking laws, Smith River Bank is limited in the amount it can loan to a single borrower to no more than 15% of a bank's statutory capital base, unless the entire amount of the loan is secured by readily marketable collateral. In no event, however, may the loan be greater than 25% of a bank's statutory capital base. It is expected that Smith River Bank's legal lending limit under applicable law for one borrower, based upon its initial statutory capital base, will be approximately $900,000 for unsecured loans and $1,500,000 for loans fully secured by readily marketable collateral. Smith River Bank's loan policy, when developed, may establish a lower lending limit.

         Smith River Bank will maintain an allowance for loan losses based upon management's assumptions and judgments regarding the ultimate collectibility of loans in its portfolio and based upon a percentage of the outstanding balances of specific loans when their ultimate collectibility is considered questionable. Certain risks with regard to specific categories of loans are described below.

         Commercial Loans. Commercial lending activities will be directed principally toward businesses whose demand for funds will fall within Smith River Bank's anticipated lending limit. These businesses will include small to medium-size professional firms, retail and wholesale businesses, light industry and manufacturing concerns operating in and around the primary service area. The types of loans provided will include principally term loans with variable interest rates secured by equipment, inventory, receivables and real estate, as well as secured and unsecured working capital lines of credit. Repayment of these loans will be dependent upon the financial success of the business borrower. Personal guarantees may be obtained from the principals of business borrowers and/or third parties to further support the borrower's ability to service the debt and reduce the risk of nonpayment. Smith River Bank may also offer to commercial customers equipment leasing and factoring through the Community Bankers Bank, located in Richmond, Virginia.

         Real Estate Loans. Real estate lending will include commercial and residential real estate development loans, home improvement loans, home equity loans and residential mortgage loans. Smith River Bank may originate a limited number of variable-rate residential and other mortgage loans for its own account and both variable and fixed-rate residential mortgage loans for resale. The residential loans will be secured by first mortgages on one-to-four family residences in the primary service area. Loans secured by second mortgages on a borrower's residence may also be made.

         Consumer Loans. Consumer lending will be made on a secured or unsecured basis and will be oriented primarily to the requirements of Smith River Bank's customers, with an emphasis on direct automobile financing, home improvements, debt consolidation and other personal needs. Consumer loans will generally involve more risk than first mortgage loans, because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal due to damage to the collateral or other loss of value while the remaining deficiency often does not warrant further collection efforts. In addition, consumer loan performance is dependent upon the borrower's continued financial stability and is, therefore, more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Various Federal and state laws, including Federal and state bankruptcy and insolvency laws, may also limit the amount that can be recovered.


ASSET AND LIABILITY MANAGEMENT


         The primary assets of Smith River Bank will consist of its loan portfolio and investment accounts. Consistent with the requirements of prudent banking necessary to maintain liquidity, we will seek to match maturities and rates of loans and the investment portfolio with those of deposits, although exact matching is not always possible. We will seek to invest the largest portion of Smith River Bank's assets in commercial, consumer and real estate loans. We will price our deposit and loan products competitively and concentrate on superior service, local management and local decision-making to attract customers. We will attempt to maintain a positive spread between the interest earned on investments and loans and the interest costs on deposits. The positive spread will be achieved primarily by offering floating rate loans, offering fixed rate loans only when their maturities match the projected maturities of long term certificates of deposit or other borrowings by Smith River Bank. There is no assurance we will be able to achieve this plan, particularly in the initial years of operation, when the market may require us to offer higher rates on deposits and lower rates on loans in order to attract customers. We anticipate that loans will be limited to less than 70% of deposits and capital funds; however, this ratio may be exceeded in the initial period of operation. We anticipate that Smith River Bank's investment account will consist primarily of marketable securities of the United States government, Federal agencies and state and municipal governments, generally with varied maturities.

         Smith River Bank's investment policy will provide for a portfolio divided among issues purchased to meet one or more of the following objectives:

o to complement strategies developed in assets/liquidity management, including desired liquidity levels;

o to maximize after-tax income from funds not needed for day-to-day operations and loan demand; and

o   to provide collateral necessary for acceptance of public funds.

         We anticipate that this policy will allow Smith River Bank to deal with seasonal deposit fluctuations and to provide for basic liquidity consistent with loan demand and, when possible, to match maturities with anticipated liquidity demands. Longer term securities may be selected for a combination of yield and exemption from Federal income taxation when appropriate. Deposit accounts will represent the majority of the liabilities of Smith River Bank. These will include savings accounts, transaction accounts and time deposits.

         Initially, Smith River Bank anticipates deriving its income principally from interest charged on loans and, to a lesser extent, from interest earned on investments, fees received in connection with the origination of loans and miscellaneous fees and service charges. Its principal expenses are anticipated to be interest expense on deposits and operating expenses. The funds for these activities are anticipated to be provided principally by operating revenues, deposit growth, purchase of Federal funds from other banks, repayment of outstanding loans and sale of loans and investment securities.


YEAR 2000 READINESS


         An important business issue has surfaced relating to how existing computer software programs and operating systems will accommodate the calendar change to Year 2000. Many software products were designed to accommodate only a two-digit year, storing 1998, for example, as "98," and these same programs may read "00" as 1900 rather than 2000. This is expected to have an adverse effect on businesses that rely on programs that are not "Year 2000" or Y2K" compliant.

         After commencing business, Smith River Bank intends to use third-party vendors for processing most bank operations and for some other ancillary products and computer needs. Management intends to purchase equipment that is warranted for Y2K compliance, and management will ensure that any vendor chosen uses only bank applications and programs that can handle the coming calendar change and are Y2K compliant. Smith River Bank also expects to put clauses in all contracts protecting itself against the potential problem. Smith River Bank will use internal communications and training to educate employees and keep them up to date on this subject, and it will use questionnaires and continued dialogue with all bank customers to make them aware of the issues. Finally, Smith River Bank will include Y2K risk management parameters in its loan policy, minimizing the issue as a part of Smith River Bank's credit risk.

         In short, Smith River Bank does not believe this Y2K issue will have a material effect on Smith River Bank's financial condition. We estimate the total costs to us for Y2K readiness, including equipment testing and employee and customer education to be less than $25,000. However, if Smith River Bank's vendors or customers, the Federal Reserve Bank of Richmond, or other regulator agencies do not achieve Y2K compliance in time, Smith River Bank's business and financial condition would be adversely affected.


INCOME TAXES


         Smith River Bankshares will be subject to both Federal and state income taxes. While the bank will be subject to Federal income taxes, a bank is exempt from state income tax in Virginia. Instead, a bank in Virginia must pay a franchise fee based on the bank's capital level. However, we expect that we will not have profitable operations until at least the third full year of operations, if then. Because of this, and because of the substantial start-up costs, we may have a substantial cumulative net loss before we become profitable. Under current Federal tax laws, these net operating losses will be available to offset future taxable profits. Specifically, a net operating loss may be carried forward for a period of up to 20 years to offset taxable income in those years. This could reduce our taxes in the initial years of profitability. However, if the offering is not successful, if required regulatory approvals are not obtained, or if operations are not ultimately profitable, then it is unlikely that we will realize any tax benefits.


                         MANAGEMENT'S PLAN OF OPERATION


         Smith River Bankshares was incorporated under the laws of the Commonwealth of Virginia on January 14, 1999, for the purpose of becoming a bank holding company that would own all of the outstanding shares of capital stock of the proposed national bank, Smith River Bank. We anticipate that we will receive regulatory approval to open Smith River Bank during the first quarter of 2000, assuming this offering is successful, and open the bank shortly after that. There can be no assurance, however, that we will receive approval or that Smith River Bank will open.

         Prior to this offering, the only material source of funds for Smith River Bankshares has been the investments by the organizers/directors for this purpose. As of October 13, 1999, we have received gross proceeds of $355,000 from the organizers/directors. These advances and additional advances, which we estimate will be a total of $465,000, will be repaid by Smith River Bankshares and Smith River Bank from the proceeds of the offering, if it is successful.

         Smith River Bankshares is newly formed and it has, and Smith River Bank when it is formed will have, no prior operating history. Our operating results will depend on operating results of Smith River Bank. Smith River Bank's success and profitability will depend in large part on our ability to attract a customer base and on the economy in general in Martinsville, Virginia and the surrounding counties. Smith River Bank will incur operating expenses, and there are no assurances as to when, if ever, Smith River Bank will make a profit. Assuming that the minimum net proceeds from the offering are raised, we presently believe that we will have sufficient capital resources to meet our commitments over the next twelve months. See "Use of Proceeds" on page 10 and "Business" on page 12.

         Unless we expand our operations into other activities permitted by law for a bank holding company, it is unlikely that Smith River Bankshares will have many employees beyond Mr. McCullar, President and Chief Executive Officer, Ms. Smith, Senior Vice President and Chief Financial Officer, and Ms. Brown, administrative assistant. During the first year of operations, we anticipate Smith River Bank will employ approximately fourteen (14) full time employees. See "Business - Employees" on page 15.

         We have entered into three leases, one of which is for the executive offices of Smith River Bankshares. The other two leases are for the anticipated main banking office and another branch office of Smith River Bank. We are currently paying rent on all three leases. We expect to spend approximately $410,000 on the main banking office for additional furnishings and an ATM. We also expect to spend approximately $220,000 for leasehold improvements, furniture and equipment, and an ATM for the branch banking office. See page 15 under "Property" for additional details.


                           SUPERVISION AND REGULATION

         We provide the following as a summary of statutes and regulations affecting bank holding companies. This summary is qualified in its entirety by reference to these statutes and regulations.


SUPERVISION AND REGULATION OF SMITH RIVER BANKSHARES

         Smith River Bankshares will be a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956 and the Virginia Banking Act. As a bank holding company, Smith River Bankshares will be required to file with the Federal Reserve periodic reports and information regarding its business operations and those of Smith River Bank. Smith River Bankshares must also provide the Virginia Financial Institutions Bureau with information regarding itself and Smith River Bank. Smith River Bankshares and Smith River Bank will also be examined by the Federal Reserve, and Smith River Bankshares will be examined by the Virginia Bureau of Financial Institutions.


         A bank holding company is required by the Federal Bank Holding Company Act to obtain approval from the Federal Reserve prior to acquiring control of any bank that it does not already own or engaging in any business other than banking or managing, controlling or furnishing services to banks and other subsidiaries authorized by the statute. Similarly, approval of the Virginia Financial Institutions Bureau is required for certain acquisitions of other banks and bank holding companies. The Federal Reserve would approve the ownership of shares by a bank holding company in any company the activities of which it has determined by order or regulation to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In other words, regulatory involvement, and frequently approval, is required if we were to engage in any of the foregoing activities.


         Smith River Bankshares would be compelled by the Federal Reserve to invest additional capital in the event Smith River Bank experiences either significant loan losses or rapid growth of loans or deposits. The Federal Reserve requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect its bank subsidiaries.


         As a bank holding company, we will operate under the capital adequacy guidelines established by the Federal Reserve. Under the Federal Reserve's current risk-based capital guidelines for bank holding companies, the minimum required ratio for total capital to risk weighted assets we will be required to maintain is 8 percent, with at least 4 percent consisting of Tier 1 capital. Tier 1 capital consists of common and qualifying preferred stock, certain other qualifying instruments, and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangible assets. Because we will be a bank holding company with less than $150 million in total consolidated assets, these guidelines will be applied on a bank only basis. These risk-based capital guidelines establish minimum standards and bank holding companies generally are expected to operate well above the minimum standards.


         Following completion of the offering, Smith River Bankshares will also have to comply with the requirements of the Securities Exchange Act of 1934, which include the filing of annual, quarterly and other reports with the SEC.


SUPERVISION AND REGULATION OF SMITH RIVER BANK

         Smith River Bank will be examined and regulated by the Office of the Comptroller of the Currency and the Federal Reserve. The OCC regulates and monitors all significant aspects of the Bank's operations. The OCC requires quarterly reports on Smith River Bank's financial condition and conducts periodic examinations of the Bank. The cost of complying with these regulations and reporting requirements can be significant. In addition, some of these regulations impact investors directly. For example, Smith River Bank may pay dividends only out of its undivided profits after deducting expenses, including losses and bad debts. In general, the OCC limits annual dividends to retained profits of the current year plus two prior years, without OCC approval. In addition, Smith River Bank may not pay dividends at all until its surplus equals its stated capital. The only exception is if Smith River Bank has transferred to surplus no less than 10% of its net profits for the preceding two consecutive half year periods (for annual dividends) or of the preceding half year period (for quarterly or half year dividends). Regulatory restrictions on Smith River Bank's ability to pay dividends may adversely impact Smith River Bankshares' ability to pay dividends to its shareholders.

         Smith River Bank's loan operations, particularly for consumer and residential real estate loans, are also subject to numerous legal requirements as are its deposit activities. In addition to regulatory compliance costs, these laws may create the risk of liability to the Bank for noncompliance.

         Smith River Bank's deposits will be insured by the FDIC for a maximum of $100,000 per depositor. For this protection, Smith River Bank will pay a semi-annual statutory assessment and will have to comply with the rules and regulations of the FDIC. These assessments can go up or down, affecting the Bank's costs, depending on the solvency of the banking industry as a whole. In addition, the cost of complying with FDIC rules and regulations may negatively impact Smith River Bank's profitability. In case of member banks like Smith River Bank, the Federal Reserve has the authority to prevent the continuance or development of unsound and unsafe banking practices and to approve conversions, mergers and consolidations. Obtaining regulatory approval of these transactions can be expensive, time-consuming and may not be ultimately obtainable.

         As a member of the Federal Reserve, Smith River Bank will also have to comply with rules that restrict preferential loans by the bank to "insiders," require Smith River Bank to keep information on loans to principal shareholders and executive officers, and prohibit certain director and officer interlocks between financial institutions. Also, under the Federal Reserve's current risk-based capital guidelines for member banks, Smith River Bank will be required to maintain a minimum ratio of total capital to risk weighted assets of 8 percent, with at least 4% consisting of Tier 1 capital. In addition, the Federal Reserve requires its member banks to maintain a minimum ratio of Tier 1 capital to average total assets. This capital measure is generally referred to as the leverage capital ratio. The minimum required leverage capital ratio is 4 percent if the Federal Reserve determines that the institution is not anticipating or experiencing significant growth and has well-diversified risks -- including no undue interest rate exposure, excellent asset quality, high liquidity and good earnings -- and, in general, is considered a strong banking organization and rated Composite 1 under the Uniform Financial Institutions Rating Systems. If Smith River Bank does not satisfy any of these criteria it may be required to maintain a ratio of total capital to risk-based assets of 10 percent and a ratio of Tier 1 capital to risk-based assets of at least 6 percent. Smith River Bank would then be required to maintain a 5 percent leverage capital ratio. These regulations can impact Smith River Bank by requiring it to hold more capital and thereby inhibit its ability to grow.

MONETARY POLICY

         Banking is a business that depends on interest rate differentials. The difference between the interest rates paid by Smith River Bank on its deposits and other borrowings and the interest rate received on loans extended to its customers and on securities held in its portfolio comprises the major portion of Smith River Bank's earnings.

         The earnings and growth of Smith River Bank will be affected not only by general economic conditions, both domestic and foreign, but also by the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policy by its open market operations in United States government securities, adjustments in the amount of industry reserves that banks and other financial institutions are required to maintain and adjustments to the discount rates applicable to borrowings by banks from the Federal Reserve. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged and paid on deposits. We cannot predict the nature and impact of any future changes in monetary policies.


RECENT LEGISLATIVE DEVELOPMENTS

         The United States Congress periodically adopts legislation that impacts both banks and other financial institutions. Legislation of this type could further deregulate the financial services industry and lift remaining geographic restrictions on banks and bank holding companies and current prohibitions against banks engaging in certain non-banking activities and nonbanks engaging in banking activities. These legislative changes could place us in more direct competition with other financial institutions, including mutual funds, securities brokerage firms, insurance companies and investment banking firms. On the other hand, legislation could impose further restrictions on banks which might limit the services or products banks offer, the manner in which they may be offered, or the cost of offering them. Because of these uncertainties, we cannot predict what legislation might be enacted, and if enacted, the effect thereof.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         The current members of our Board of Directors are twelve organizers. They are divided into three classes that serve staggered three-year terms. The members of one class are elected at each annual meeting of shareholders and hold office until the third annual meeting following their election or until successors are elected and qualified. The term of the Class A Directors expires 2002, term of the Class B directors expires in 2001, and the term of the Class C directors expires in 2000. The following tables set forth material information about the current executive officers, directors and organizers of Smith River Bankshares. They are also expected to be the principal shareholders. We intend that the same persons will serve on the Board of Directors of Smith River Bank, when it is organized. Unlike Smith River Bankshares, the term of Smith River Bank directors is uniformly one year.


                           POSITION WITH           PRINCIPAL OCCUPATION       NUMBER OF              DOLLAR
           NAME/AGE        SMITH RIVER             LAST 5 YEARS               SHARES(%)/             AMOUNT OF
           --------        BANKSHARES              ------------               WARRANTS(%)            SUBSCRIPTION
                           ----------                                         AND OPTIONS (%)        ------------
                                                                              AFTER OFFERING (1)
                                                                              ------------------

                                           CLASS A DIRECTORS - TERM EXPIRES 2002
     J. E. Bassett,        Director                Retired/formerly Vice       10,000     (1.6%)     $100,000
     Jr./67                                        President-Quality           10,000     (3.2%)
                                                   Control, Bassett
                                                   Furniture

     Mervyn R. King/65     Director                Retired/Anesthes-iologist   10,000     (1.6%)     $100,000
                                                   and President M. R.         10,000     (3.2%)
                                                   King & Assoc.s

--------

(1) Based on minimum offering percentage. Share % includes only shares; warrant % includes both shares and warrants, assuming all warrants are exercised.


                           POSITION WITH           PRINCIPAL OCCUPATION       NUMBER OF              DOLLAR
           NAME/AGE        SMITH RIVER             LAST 5 YEARS               SHARES(%)/             AMOUNT OF
           --------        BANKSHARES              ------------               WARRANTS(%)            SUBSCRIPTION
                           ----------                                         AND OPTIONS (%)        ------------
                                                                              AFTER OFFERING (1)
                                                                              ------------------

     Morton W.             Director                President-The Lester        10,000     (1.6%)     $100,000
     Lester/65                                     Corp.; Vice President       10,000     (3.2%)
                                                   - Motor Imports, Inc.


     Cecil R.              Director,               President - First           10,000     (1.6%)     $100,000
     McCullar/62           President and           American FSB                10,000     (3.2%)
                           Chief Executive                                     30,000(2)  (8.0%)
                           Officer


                                           CLASS B DIRECTORS - TERM EXPIRES 2001
     Patricia H.           Director                Retired Realtor              5,000      (.8%)     $ 50,000
     Brammer/66                                                                 5,000     (1.6%)


     George R.             Director                Owner - Nelson Ford,        10,000     (1.6%)     $100,000
     Nelson, Jr./62                                Inc./G.R.                   10,000     (3.2%)
                                                   Chevrolet,Inc./Nelson
                                                   Mazda Subaru/ Nelson
                                                   Pontiac, Buick, GMC,
                                                   Inc.

     Douglas E.            Director                Owner - Riddle               5,000      (.8%)     $ 50,000
     Riddle/55                                     Chrysler, Plymouth,          5,000     (1.6%)
                                                   Dodge, Honda

     Milford A.            Director                Owner, Virginia              4,000      (.6%)     $ 40,000
     Weaver/74                                     Blower Company               4,000     (1.2%)

                                           CLASS C DIRECTORS - TERM EXPIRES 2000
     Jessee D.             Director                Real Estate Broker/        10,000      (1.6%)     $100,000
     Cahill, Sr./68                                General Contractor         10,000      (3.2%)

     Roxann B.             Director                Principal - Dillon           6,000     (1.0%)     $ 60,000
     Miller/66                                     Insurance Agency             6,000     (2.0%)


     Jimmie R.             Director                President - Jim Mills        5,000      (.8%)     $ 50,000
     Mills/62                                      Lincoln-Mercury-Jeep         5,000     (1.6%)


     Joe C.                Director                Retired/Exc. Vice            2,500      (.4%)     $ 25,000
     Philpott/68                                   President-Manufacturing;     2,500      (.8%)
                                                   Bassett Furniture

                                            EXECUTIVE OFFICER NOT A DIRECTOR
     Brenda H.             Senior Vice             Vice President and
     Smith/40              President and           Corp. Controller,
                           Chief Financial         Main-street Financial           --       --%            --
                           Officer                 Corp.                   ----------   -------    ----------


     TOTAL                                                                    87,500       (14%)     $875,000
                                                                              87,500       (28%)


         All of the shares listed above are only commitments to purchase by the organizers/directors, and no shares are yet owned. Except as otherwise indicated, the persons named in the above table will have sole voting and investment power as to all shares shown as beneficially owned by them. Also, these numbers do not reflect any additional shares which the organizers may purchase if it is necessary to complete the minimum offering or shares which may be purchased by any additional directors or officers of Smith River Bankshares or Smith River Bank.



------------
(2) In addition to his subscription, Mr. McCullar will receive 30,000 options to purchase a share of common stock at $10.00 per share, 10,000 options exercisable at each of the first, second, and third anniversary of the bank opening.

         The business experience of each of the directors is described below.


         J. E. Bassett, Jr., retired, was employed for almost 43 years by Bassett Furniture Industries. He was a director of the company, a plant manager, and later a Vice President - Quality Control. He was a director of First Bassett Bank and Trust, an advisory board member of Dominion Bank and an advisory board member of First Union Bank. He has held Directorships in Bassett Mirror Company, Blue Ridge Hardware & Supply Company, Roy Stone Trucking Company, Dominion Ornamental Company, Techni-Cast Corporation and Bassett Land and Lumber Company. He received his BS from North Carolina State University in Furniture Manufacturing and Management in 1955. He was a member of the Board of Visitors of James Madison University, and the Alumni Board of North Carolina State University.


         Patricia H. Brammer has been a resident of Henry County for forty-five years. She has been a successful realtor and was a member of the National Million Dollar Real Estate Club. Mrs. Brammer has been very active in outside affairs such as Christ Episcopal Church and Garden State Garden Club. Other activities include fund raising for cancer, heart fund, the local Red Cross Blood Mobile, Chamber of Commerce and as a hospital volunteer along with different school functions.


         Jesse D. Cahill, Sr. has been a Real Estate Broker and General Contractor since 1959. He has been president of Martinsville-Henry County Realtors Association, Real Estate Commissioner of Real Estate for the State of Virginia, President of Rocuda Finance Company, member and director of Virginia Financial Services, and Past Chairman of Martinsville-Henry County Economic Development Corporation. He graduated from Bassett High School and Steeds College of Commerce. He is an Elder and Board Chairman of Fort Trial Christian Church.


         Mervyn R. King, MD., retired anesthesiologist, was founder and President of M. R. King and Associates, Inc., a company that provided anesthesia and related services to Memorial Hospital of Martinsville and Henry County for 29 years. He presently owns or is co-owner and CEO of the following businesses:
Countryside Manor, Inc. (a nursing home), Countryside Village Retirement Community, Inc., Countryside Properties LP (a real estate holding company), Martinsville Nissan, Inc., Peaksview Buick, Pontiac, and GMC Trucks, Inc., and Inside Track Co. (an antique business and a design and manufacturing company of toy train display cases). He received his BS degree in Chemistry from Lynchburg College and his Medical Degree from the University of Virginia. He also took his anesthesia residency at the University of Virginia. Following his residency, he served as Captain in the U.S. Air Force for two years. Dr. King was Henry County Board of Supervisor Tiebreaker for eight years. He served on the Board of Directors of Memorial Hospital of Martinsville and Henry County for six years. Five of those years he was on the Board's Finance Committee. He is presently a member of First Presbyterian Church in Martinsville, Rangeley Ruritan Club, Piedmont Arts Association, Mental Health Association, and Martinsville-Henry County Historical Society.


         Morton W. Lester is President of The Lester Corporation, a real estate investment and property management company, and Vice President of Motor Imports, Inc. He received his BS in Business from Virginia Polytechnic Institute and State University. Mr. Lester previously served on the boards of Virginia National Bank of Martinsville and Henry County, NationsBank of Martinsville, First Federal Savings and Loan Association of Danville, Charter Federal Savings Bank of Bristol, and First American Federal Savings Bank of Roanoke. Mr. Lester is a former elected member of the Martinsville City Council and a past director of the Martinsville-Henry County Chamber of Commerce. He is a past director of Averett College, and served in Kiwanis for 30 years. He currently serves on the Blue Ridge Airport Authority, and served as its chairman for 23 years. He served as the first President of the Virginia Air Museum, and is a past President of the Virginia Aeronautical Historical Society, both of Richmond. Mr. Lester was inducted into the Virginia Aviation Hall of Fame in 1991.


         Cecil R. (Andy) McCullar has worked for several banks. Most recently he was the President and CEO of First American FSB, a $450 million thrift which is a wholly owned subsidiary of First American Corporation from 1995 to 1998, and Charter Federal Savings Bank, which was a $750 million thrift with 28 branches throughout southwest Virginia and Knoxville, Tennessee from 1993 to 1995. He also was a Retail Executive Officer for Dominion Bank, NA from 1984 to 1993. He was located in Martinsville, Virginia for four of the nine years. With Dominion, he was responsible for the management of a $1.6 billion region and managed 48 branches within Virginia and supervised the CEO's of two wholly owned subsidiary banks in Rogersville and Newport, Tennessee. From 1962 to 1984, he worked for Virginia National Bank (and its successors) where he held various positions in Branch Management, Human Resources, Credit Review and National Accounts. His educational background includes attending Old Dominion University from 1956-1959, from which he received the "Distinguished Alumni Award" in 1995. He also attended the ABA National Personnel School in Memphis, Tennessee in 1974; the ABA National Commercial Lending School with the University of Oklahoma in 1976; and Stonier Graduate School of Banking, with Rutgers University in New Brunswick in 1986. He is a member of the Board of Visitors with Emory & Henry College in Emory, Virginia.

         Roxann B. Miller is a principal stockholder in Dillon Insurance Agency. She is a lifetime resident of Henry County. Ms. Miller has served eight years on the Patrick Henry Community College Foundation Board and was Vice President. She is a former schoolteacher and has been active in numerous civic organizations.

         Jimmie R. Mills is currently president of Jim Mills
Lincoln-Mercury-Jeep, a new vehicle franchise dealer since 1985. Previously he was President of Jeb Stuart Ford-Mercury, Inc. and Vice President/General Manager of Lester & Mills Pontiac-AMC-Jeep, Inc. Mr. Mills is a charter member of Thomasson Heights Baptist Church, Collinsville, Virginia.

         George R. Nelson, Jr. became owner and operator of Nelson Ford, Inc. in 1975. He is also owner and operator of G R Chevrolet, Inc., and Nelson Mazda Subaru, Nelson Pontiac, Buick, GMC, Inc. He also owns Homes By Nelson, and is a member of Pleasant Grove Christian Church.

         Joe C. Philpott, retired, worked for Bassett Furniture Industries for 42 years, retiring as Executive Vice President of Manufacturing. He served on the Board of Directors of Bassett Furniture Industries for several years. Mr. Philpott graduated from the University of Richmond in 1953. He served in the U.S. Army in Germany from 1953 to 1955. He attended the Harvard Business School Advance Managers Program in 1984 and 1985. Mr. Philpott was past president of Bassett Kiwanis Club, Bassett Country Club, W. M. Bassett Community Center and the Bassett Public Library.

         Douglas E. Riddle, a native of Henry County, has been in the automotive business for over thirty-five years. He is the owner of Riddle Chrysler, Plymouth, Dodge Honda. Mr. Riddle has been active in civic and local affairs.

         Milford A. Weaver is present owner and co-founder of Virginia Blower Company in Collinsville and Galax, Virginia, and is currently serving as its Chairman of the Board. Mr. Weaver graduated from the University of Richmond School of Business with a BS degree in Business Administration (major in Accounting) after serving in the Navy during World War II as a radarman. During his business career he was very active in community, business, educational, professional, and church activities. He has served on the following: Board of Directors of First Bassett Bank & Trust prior to its sale to Dominion Bankshares, Board of Directors of Patrick Henry Community College, Board of Directors (two terms) for Martinsville Henry County Chamber of Commerce, Board of Directors for Collinsville Recreation Center, and Board of Directors of Local Habitat for Humanity and Board of Hope Harbor Christian Home for Alcoholics. Mr. Weaver is currently a member of several professional associations connected with Air Pollution Control. He has served on the Board of Associates of Averett College and a member of Villa Heights Baptist Church where he served as Chairman of Building and Steering Committee, Finance Committee, Deacon Chairman, and Director of Sunday School. He also recently served a four-year term on the Virginia Baptist General Board in Richmond, Virginia serving on its Business Committee. Mr. Weaver, for many years, was a member of the Lions Club. For this past year (1998), the Martinsville- Henry County Chamber of Commerce chose Mr. Weaver as the Outstanding Small Business Man of the Year.

         Executive Officers Who are Not Directors

         Brenda Smith began work as the Senior Vice President and Chief Financial Officer of Smith River Bankshares and Smith River Bank on August 30, 1999. From 1995 to 1999 Ms. Smith was Vice President, Corporate Controller and Assistant Secretary of MainStreet Financial Corporation, a $2 billion multi-bank holding company headquartered in Martinsville, Virginia. From 1988 to 1995, she was an accounting officer for Piedmont Trust Bank, a subsidiary bank of MainStreet Financial Corporation. Between 1981 and 1988, Ms. Smith was Controller and Assistant Secretary of Savers Life Insurance Company in Winston-Salem, North Carolina. Ms. Smith, as Corporate Controller for MainStreet, was responsible for all financial reporting to management, external auditors, bank regulators, the Securities and Exchange Commission and the Internal Revenue Service. She was also directly responsible for daily accounting activities, bank operations, accounts payable, fixed assets and other financial activities.


REMUNERATION OF DIRECTORS AND OFFICERS

         Our directors, other than Andy McCullar, have not received and will not receive fees or other compensation in connection with the organization of Smith River Bankshares. They will not be paid fees for their service on or at meetings of the Board of Directors or committees during the initial years of operation. However, Andy McCullar and Smith River Bankshares have entered into an employment agreement dated June 1, 1999.


BASIC TERMS

         The agreement sets forth the terms for Mr. McCullar to be employed as president and chief executive officer of Smith River Bankshares and, when it is organized, Smith River Bank.

o The agreement will have a rolling three year term (that is, unless terminated at least 90 days prior to each anniversary date, the contract term will be extended automatically for an additional year so that it will have a three year remaining term as of the anniversary date). Smith River Bankshares may terminate the agreement without further liability if we don't raise the minimum capital.

o After that, if Mr. McCullar's employment is terminated by Smith River Bankshares/Smith River Bank without cause or by Mr. McCullar for good reason, the company will pay a lump sum equal to the total base salary through the remainder of the three year term. Otherwise, Mr. McCullar would be paid only through the date of termination.

o If Mr. McCullar's employment is terminated by Smith River Bankshares/Smith River Bank without cause or by Mr. McCullar without good reason, Mr. McCullar may not engage in the banking business within a 100 mile radius of the City of Martinsville, Virginia for a period of three years.

o Mr. McCullar will be paid a $90,000 base annual salary and, on the date Smith River Bank opens for business, will be granted options to purchase 30,000 shares of Smith River Bankshares' stock, 10,000 of which will be exercisable at the end of each of the first three years thereafter at the fair market value of the stock at the time of the grant.

The employment agreement also enables Mr. McCullar to become a consultant to Smith River Bankshares and Smith River Bank after retirement until he reaches the age of 70. Mr. McCullar would continue to receive a mutually agreed compensation as consultant. During the period of his employment and consultancy, he would also receive company paid health insurance. The employment and consultancy arrangements would terminate upon Mr. McCullar's death or disability.


OPTIONS


         The following table indicates the options to be granted to Mr. McCullar. Mr. McCullar will be granted on the date Smith River Bank opens for business the option to purchase 30,000 shares in total, 10,000 shares of common stock for each of the first three years of Smith River Bank's operations. Each of the options will have a ten-year term from the date they become exercisable and will expire 30 days after employment is terminated under certain circumstances . The options will be exercisable by Mr. McCullar if he is employed as President and Chief Executive Officer of Smith River Bankshares and the bank on the first anniversary of the day the bank opens for business (the first 10,000 options) and on each of the next two anniversaries (for each of the next two 10,000 option grants). We are not obligated to or intend to register for resale the shares underlying these options.

            Shares                    Exercise
    Underlying the Options        Price Per Share      Date of Exercise
    ----------------------        ---------------      ----------------
           30,000                Fair Market Value          N/A
                                 on Date of Grant

LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION


         Smith River Bankshares' Articles of Incorporation contain a provision which, in accordance with Virginia law, eliminates the personal liability of directors or officers to Smith River Bankshares and its shareholders for monetary damages for any breach of their duty as directors. This provision provides that a director will not be personally liable for monetary damages for a breach of his or her duty as a director, except for liabilities for

       o   willful misconduct
       o   knowing violation of criminal law
       o   knowing violation of federal or state securities law

         Liability for monetary damages remains unaffected by that provision if liability is based on any of these grounds. The provision does not eliminate a director's fiduciary duty, nor does it preclude a shareholder from pursuing injunctive or other equitable remedies. The provision was prompted in part by adverse changes in the cost and availability of director and officer liability insurance and by a concern over difficulties in attracting and retaining qualified directors. We believe this provision is essential to maintain and improve our ability to attract and retain competent directors.

         We are advised that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act of 1933 is against public policy and is, therefore, unenforceable.


         Our Articles of Incorporation also provide for indemnification of directors and officers as permitted by Virginia law. If a director or officer is sued, even by Smith River Bankshares, as a director or officer of the company (or is sued because he or she was serving as a director, officer or employee of another entity, such as Smith River Bank at the request of the company), Smith River Bankshares must indemnify him or her for liabilities and expenses except for cases involving:

       o   willful misconduct
       o   knowing violation of criminal law.


Generally, we must also cover expenses prior to a final decision if the director or officer agrees to pay the amount back if it is ultimately decided he or she wasn't entitled to the advance.


                              CERTAIN TRANSACTIONS

ORGANIZERS/DIRECTORS' SHARES

         Consistent with the certain Organizer's Contribution Agreement dated December 8, 1998, the organizers/directors intend to subscribe for 87,500 units, each including one share and one warrant. The organizers/directors may, but are not obligated to, purchase additional shares if it is necessary to complete the minimum offering. Shares purchased in this offering by organizers/directors are being purchased for investment purposes and not for resale.

WARRANTS

         In recognition of the risk of loss to the organizers/directors of their equity investment, for the purpose of paying for certain organizational and other preopening expenses before proceeds are released from escrow if the offering is not successful, as well as an incentive for them to serve as directors, each organizer/director will receive a warrant. The warrant will be added to each share purchased by each organizer/director to create the unit. Each warrant will entitle the organizer/director to purchase, at any time within ten years from the date Smith River Bank opens for business, an additional share at $10.00 per share.

         The warrants are not immediately exercisable. The right to exercise the warrants will vest for one-third (1/3) of the shares covered by the warrants on each of the first three anniversaries of the date Smith River Bank opens for business, so long as the organizer/director has served continuously as a director of Smith River Bankshares and Smith River Bank from its opening until the particular anniversary and has attended a minimum of 75% of the Board of Directors meetings during the period. However, all the warrants will become vested upon the change in control of Smith River Bankshares, or a sale by the company of all or substantially all its assets. The warrants are detachable and the shares with which they were originally issued as a unit may be separately transferred. The warrants are generally not transferable except by operation of law. Bankshares has the right, upon notice from any regulatory authority, to require immediate exercise or forfeiture of the warrants if the exercise is reasonably necessary in order to inject additional capital into Smith River Bank.

         The organizers/directors will have received the warrants as consideration for taking financial risks and for serving as directors without compensation until Smith River Bank is profitable. The number of warrants due to each organizer/director will not be based on the number of shares sold by the organizer/director in the offering, but on the number of shares purchased by the organizer/director in the offering. Accordingly, the warrants should not be construed as compensation to the organizers/directors for purposes of Rule 3a4-1 under the Securities Exchange Act.

         These warrants and stock options could have a dilutive effect on the value of your stock. The warrants issued are at $10.00 per share and the options promised to Mr. McCullar are at fair market value on the date of grant (the date Smith River Bank opens). In other words, someone holding these warrants or options can trade the warrants for the same number of shares of common stock at a price per share of $10.00 or, in the case of Mr. McCullar's options, at their fair market value when Smith River Bank opens. If the fair market value of our stock does not exceed these values when the warrants or options are exercisable, it is unlikely warrants or options will be exercised. However, if our stock market value exceeds these values when the warrants or options are exercisable at some point in the future, these holders of warrants and options can obtain additional shares (equal to the warrants or options held) for less than the fair market value at that time. Depending on the number exercised, this could influence the market to reduce the trading price of our stock, and it could have a material effect on the market capitalization of our stock per share at that time. In addition, increasing the shares outstanding could, at least temporarily, drag down important ratios like earnings per share and return on investment per share.


STOCK OPTIONS


         Bankshares will grant to Mr. McCullar on the day Smith River Bank opens for business an option to purchase, at their fair market value on the date of the grant, 10,000 shares of common stock for each of the Bank's first three years of operation. The options will be exercisable only if Mr. McCullar is employed as President and Chief Executive Officer of Bankshares and Smith River Bank at the conclusion of the respective year of Smith River Bank operations when such options first become exercisable. These options must be exercised within ten years from the date they become exercisable and will expire 30 days after employment is terminated under certain circumstances.

         In addition, Smith River Bankshares is considering adopting a stock option plan under which stock options may be issued by the Board of Directors to certain key employees of the company and Smith River Bank. The total number of shares to be issued under this plan will in no event exceed 10% of the total number of shares outstanding immediately after the offering. The options would enable the recipient to purchase stock at a price equal to the greater of the fair market value or 100% of the book value per share at the time the option is granted. The Board of Directors or a committee would administer the stock option plan and fix the terms of each option.

ORGANIZATIONAL SUBSCRIPTIONS

         To complete the organization of Smith River Bankshares, the organizers/directors have subscribed for 12 shares at a price of $1.00 per share. Upon release of the offering proceeds from escrow, we intend to repurchase all of these organizational shares at their original purchase price.

ADVANCES FROM THE ORGANIZERS/DIRECTORS

         To date, all costs associated with forming Smith River Bankshares and Smith River Bank have been funded by advances from FCNB, LLC, the limited liability company set up for this purpose and funded by the organizers/directors. These include attorneys' fees, consulting fees, feasibility studies, market analysis, rent, salary and other costs. The source of all of these advances has been funds invested by the organizers/directors. Amounts advanced through October 13, 1999 totaled approximately $355,000. It is the intent of the organizers/directors that all remaining costs incurred prior to the successful completion of Smith River Bankshares' proposed sale of the stock will continue to be funded by advances from the organizers/directors. After the sale of the stock, all funds advanced by the organizers/directors are to be reimbursed by Smith River Bankshares without interest. If the offering of stock is not successful in raising the minimum capitalization required, or if required regulatory approvals are not obtained, Smith River Bankshares will be unable to reimburse the organizers/directors for most of the expenses.


LENDING AND OTHER MATTERS

         It is anticipated that our directors and officers, and the associated businesses and other organizations will have banking transactions in the ordinary course of business with Smith River Bank. It will be the policy of Smith River Bank that any loans or other commitments to those persons or entities will be made in accordance with applicable law and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons or entities of similar standing. Directors with a personal interest in any loan will be excluded from the approval decision. All future transactions with affiliates will be on terms no less favorable than could be obtained from an unaffiliated third party and will be approved by a majority of directors including a majority of disinterested directors, when the law requires.

         In addition, each loan by Smith River Bank to any officer, director or controlling person of Smith River Bank or any of its affiliates may be made only in compliance with the following conditions: The loan

o will be evidenced by a promissory note naming Smith River Bank as payee and will contain an annual percentage rate which is reasonably comparable to that normally charged to non-affiliates by other commercial lenders for similar loans made in Smith River Bank's locale;
o will be repaid according to appropriate amortization schedules and contain default provisions comparable to those normally used by other commercial lenders for similar loans made to non-affiliates in Smith River Bank's locale;
o will be made only if credit reports and financial statements, or other reasonable investigation appropriate in light of the nature and terms of the loan and which meet the loan policies normally used by other commercial lenders for similar loans made to non-affiliates in Smith River Bank's locale, show the loan to be collectible and the borrower a satisfactory credit risk; and
o the purpose of the loan and the disbursement of proceeds are reviewed and monitored in a manner comparable to that normally used by other commercial lenders for similar loans made in Smith River Bank's locale.


CONSULTING AGREEMENT


         On December 8, 1998, we entered into a consulting agreement with Bank Resources, Inc. Under the consulting agreement, Bank Resources has assisted in the preparation of the charter application and the application for FDIC deposit insurance for Smith River Bank. It has also prepared the business plan and policies and procedures manual for Smith River Bank. Bank Resources will also assist in the preparation of Smith River Bankshares' and Smith River Bank's applications to the Federal Reserve.

         Under the consulting agreement, we will have paid Bank Resources the aggregate of approximately $54,000 when Smith River Bank's charter is approved.

                            DESCRIPTION OF SECURITIES

COMMON STOCK


         Smith River Bankshares is authorized by our Articles of Incorporation to issue 10,000,000 shares of common stock, no par value.

         If you subscribe, you will be entitled to one vote per share on all matters to be voted on by shareholders. You will not be entitled to cumulate your votes in the election of directors, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election should they choose to do so. Shareholders are entitled to receive dividends, if any, declared from time to time by the Board of Directors from funds legally available. Shareholders are entitled to share pro rata in any distribution to the holders of common stock in the event of any liquidation, dissolution or winding-up of Smith River Bankshares.


         Shareholders have no preemptive or other subscription or conversion rights. The shares have no redemption or sinking fund provisions. Upon payment therefor, the shares will be fully paid and non assessable.

PREFERRED STOCK


         Smith River Bankshares is authorized by its Articles of Incorporation to issue up to 10,000,000 shares of preferred stock, no par value. No shares of preferred stock have been issued. The Board of Directors may, in its sole discretion and without further action by the shareholders, from time to time, direct the issuance of preferred stock, in one or more series, for any proper corporate purpose with those preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges as the Board of Directors may determine. These terms of the preferred stock could adversely affect the voting power or other rights of holders of the shares. Satisfaction of any dividend preferences on outstanding preferred stock would reduce the amount of funds available for the payment of dividends on the shares. In addition, the holders of preferred stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Smith River Bankshares before any payment is made to the holders of the shares. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock at this time.


WARRANTS

         The warrants to be issued as part of the units are detachable ten-year rights to purchase one share at $10.00 per share. The warrants will be issued pursuant to the Warrant Plan adopted by the Board of Directors of Smith River Bankshares on July 27, 1999, and amended on August 26, 1999. The warrants, when issued, will be represented by separate warrant agreements.

UNITS

The organizers/directors will receive a total of 87,500 units at the conclusion of this offering, instead of common stock. The units have no intrinsic value in themselves, but each consists of one share of common stock and one warrant, as described above.


TRANSFER AGENT AND REGISTRAR

         Unless we are required by law or administrative action to appoint an independent transfer agent and registrar, Smith River Bank will act as transfer agent and registrar for the shares.


REPORTS TO SHAREHOLDERS

         We intend to furnish the shareholders with annual reports containing audited financial statements and quarterly reports containing unaudited financial information.

SECURITIES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, Smith River Bankshares will have 87,500 warrants and a minimum of 625,000 shares and a maximum of 1,000,000 shares outstanding. The warrants are generally not transferable except by operation of law. However, the warrants may be detached from the shares to which they are joined as part of these units. All of these shares (including shares detached from warrants) will be freely tradable without restriction or registration under the Securities Act of 1933, except for shares of persons who, because they are directors, officers or 10% or more shareholders, are "affiliates" of Smith River Bankshares, as that term is defined under Rule 144. The shares owned by these "affiliates" will carry with them restrictions on resale under the Securities Act as so-called "controlled securities". Note that the shares issuable upon the exercise of stock options or warrants will be "restricted securities". Both "controlled securities" and "restricted securities" are eligible for sale in the open market only under Rule 144.

         In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell, within any three month period, in transactions executed by a broker or dealer on an exchange or in the over-the-counter market, the number of securities that does not exceed the greater of 1% of the securities then outstanding or the average weekly trading volume of the securities in the market during the four calendar weeks preceding the sale. Non-affiliates who have held their restricted securities for at least two years would be entitled to sell those securities under Rule 144 without regard to the volume limitation.

DEFENSIVE ANTI-TAKEOVER PROVISIONS

GENERAL

         The provisions of Smith River Bankshares' Articles of Incorporation and Bylaws described below will have an "anti-takeover" effect. We believe that the provisions described below are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that may not be negotiated with and approved by the Board of Directors. We believe that it is in the best interest of Smith River Bankshares and our shareholders to encourage potential acquirers to negotiate directly with the Board and that these provisions will encourage negotiations and discourage hostile takeover attempts. It is also our view that these "anti-takeover" provisions should not discourage persons from proposing an acquisition or other transaction at prices reflective of the true value of Smith River Bankshares that is in the best interest of all shareholders. To be sure, the Board of Directors has a fiduciary obligation to act in the best interest of the corporation in determining corporate action without regard to these provisions.


DIRECTORSHIPS

         Our Board of Directors is divided into three classes that must be as close to equal in size as possible. The members of each class serve three-year terms with each class being elected in successive years. Our Bylaws provide that the size of the Board, within the five to twenty-five member range specified in the Articles of Incorporation, is 12. This number may be changed only by amending the Bylaw which the directors are permitted to do by a majority of a quorum but which the shareholders may only do by at least an 80% vote of each class of voting stock. The Articles of Incorporation also provide that any vacancies on the Board of Directors, including a vacancy created by increasing the number of directors, shall be filled by majority vote of directors in office. It would require at least an 80% vote of each class of voting stock to change this provision.

REMOVAL OF DIRECTORS

         Smith River Bankshares' Articles of Incorporation provide that no director may be removed except for cause and then only by the vote of holders of at least two-thirds of the outstanding voting stock entitled to vote.


SPECIAL MEETINGS OF SHAREHOLDERS

         Smith River Bankshares' Bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board, the President or by a majority vote of the directors. It would require the vote of at least 80% of each class of voting stock to change this Bylaw.

APPROVAL OF CERTAIN BUSINESS TRANSACTIONS

         Smith River Bankshares' Articles of Incorporation provide that the vote of holders of at least 80% of each class of the outstanding voting stock is required to approve certain mergers and other business combinations involving Smith River Bankshares and an entity owning 5% or more of the company's voting stock. However, if the proposed transaction is approved by the vote of at least two-thirds of the directors then in office and the vote of a majority of the members of the Board who are not affiliated with the large shareholder and who were directors before the large shareholder acquired his or her 5% interest, it will require only the minimum affirmative vote of shareholders required by law. The same is true if certain conditions regarding what Smith River Bankshares' shareholders will receive in the transaction are satisfied, even if the majority of Board members fail to approve it.


AMENDMENT OF THE ARTICLES OF INCORPORATION

         Smith River Bankshares' Articles of Incorporation authorize the alteration, amendment or repeal of certain Articles by the affirmative vote of holders of at least 80% of the outstanding voting stock. The alteration, amendment or repeal of other Articles requires approval by the holders of only a majority of a quorum of each group entitled to vote on the amendment.


AMENDMENT OF THE BYLAWS

         Smith River Bankshares' Articles of Incorporation provide that the Bylaws may be altered, amended or repealed, or new Bylaws adopted, by the Board of Directors or the shareholders at a duly constituted meeting. This action by the Board of Directors requires the vote of a majority of a quorum. This action by the shareholders requires the affirmative vote of holders of at least 80% of each class of the outstanding voting stock.


PREFERRED STOCK

         The preferred stock, which could be issued in one or more series and with appropriate voting, conversion or other rights, could discourage possible acquirers of Smith River Bankshares from making a tender offer or other attempt to gain control of the company.


                                  LEGAL MATTERS


         The legality of the shares and units is being passed upon for Smith River Bankshares by Flippin, Densmore, Morse, Rutherford & Jessee, a Professional Corporation, 1800 First Union Tower, Drawer 1200, Roanoke, Virginia 24011.


                                     EXPERTS


         The financial statements of Smith River Bankshares as of June 30, 1999, and from the date of inception, December 15, 1998 through June 30, 1999, have been included in this prospectus in reliance upon the report of McLeod & Company, independent certified public accountants, which has been given upon the authority of that firm as experts in accounting and auditing.



                             ADDITIONAL INFORMATION


         Smith River Bankshares has filed with the SEC a Registration Statement under the Securities Act covering the securities offered in this offering. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the Registration Statement and its exhibits and reference is made to the Registration Statement and the exhibits for further information concerning Smith River Bankshares and the securities. Each statement contained in this prospectus as to the contents of a document filed as an exhibit to the Registration Statement is qualified by reference to the exhibit for a complete statement of its terms and conditions. Copies of this material, as well as periodic reports and information filed by Smith River Bankshares, can be obtained upon payment of the fees prescribed by the SEC, or may be examined at the offices of the SEC without charge, at

o the public reference facilities in Washington, D.C. at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549;
o the Northeast Regional Office in New York at 7 World Trade Center, Suite 1300, New York, New York 10048; and
o the Midwest Regional Office in Chicago, Illinois at 500 West Madison Street, Suite 1400, Chicago, Illinois 66661-2511.

         The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. The address of SEC's site is http://www.sec.gov.

         Upon request, we will provide without charge to each person to whom a copy of this prospectus is delivered, a copy of any or all of the documents which are incorporated here by reference, other than exhibits to the documents themselves, unless those exhibits are specifically incorporated by reference into the documents. Requests should be directed to Cecil R. McCullar, President, at our principal executive offices.

                          SMITH RIVER BANKSHARES, INC.
                        (A Development Stage Enterprise)


                          Index to Financial Statements


Independent Auditors' Report                                                 F-2

Financial Statements:

     Balance Sheet as of June 30, 1999                                       F-3

     Statement of Loss for the Period December 15, 1998
         (date of inception) through June 30, 1999                           F-4

     Statement of  Shareholders' Deficit for the Period December 15, 1998
         (date of inception) through June 30, 1999                           F-5

     Statement of Cash Flows for the Period December 15, 1998
         (date of inception) through June 30, 1999                           F-6

     Notes to Financial Statements                                           F-7





All schedules have been omitted because they are inapplicable or the required information is provided in the financial statements, including the notes thereto.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Smith River Bankshares, Inc.


We have audited the accompanying balance sheet of Smith River Bankshares, Inc., a development stage enterprise, as of June 30, 1999, and the related statements of loss, shareholders' deficit and cash flows for the period December 15, 1998 (date of inception) through June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Smith River Bankshares, Inc. as of June 30, 1999, and the results of its operations and its cash flows for the period December 15, 1998 (date of inception) through June 30, 1999, in conformity with generally accepted accounting principles.


                                                     McLeod & Company

Roanoke, Virginia
July 26, 1999

                          SMITH RIVER BANKSHARES, INC.
                        (A Development Stage Enterprise)

                                  Balance Sheet

                                  June 30, 1999

ASSETS

Cash                                                                $  30,843
Deferred stock issuance costs                                          11,200
Deposits and prepaid expenses                                             602
                                                                    ---------
                Total current assets                                   42,645

Furniture and fixtures                                                  1,907
                                                                    ---------
                Total Assets                                        $  44,552
                                                                    =========

LIABILITIES AND SHAREHOLDERS' DEFICIT

Accounts payable and accrued expenses                               $  34,357
Advances from related parties                                         150,000
                                                                    ---------

                Total Liabilities                                    184,357

Shareholders' equity:
     Preferred stock, no par value. Authorized
         10,000,000 shares; none issued                                    -
     Common stock, no par value. Authorized
         10,000,000 shares; issued and outstanding
         12 shares                                                         12
     Deficit accumulated during the development
         stage                                                       (139,817)
                                                                    ---------
                Total shareholders' deficit                          (139,805)
                                                                    ---------
                Total Liabilities and Shareholders' Deficit        $   44,552
                                                                   ==========



See accompanying notes to financial statements.

                          SMITH RIVER BANKSHARES, INC.
                        (A Development Stage Enterprise)

                                Statement of Loss

                        For the Period December 15, 1998
                               (Date of Inception)
                              Through June 30, 1999


REVENUES

     Interest income                                         $     1,626
                                                             -----------

EXPENSES

     Salaries and employee benefits                               53,206
     Occupancy expense, supplies and other                         8,592
     Professional fees                                            62,120
     Regulatory application fees                                  17,525
                                                              ----------

                           Total expenses                        141,443
                                                               ---------
                           Net  Loss                           $(139,817)
                                                               =========
                           Net Loss Per Share               $    (11,651)
                                                            =============







See accompanying notes to financial statements.

                          SMITH RIVER BANKSHARES, INC.
                        (A Development Stage Enterprise)

                       Statement of Shareholders' Deficit

                        For the Period December 15, 1998
                               (Date of Inception)
                              Through June 30, 1999


                                                      Deficit
                           Number                  Accumulated
                             of                     During the       Total
                           Common        Common    Development   Shareholders'
                           Shares        Stock        Stage         Deficit


Issuance of common stock       12       $    12             -            12

Net loss since inception        -             -      (139,817)     (139,817)
                          -------      --------       -------       -------

Balances at
     June 30, 1999             12       $    12      (139,817)     (139,805)
                           ======       =======       =======       =======










See accompanying notes to financial statements.

                          SMITH RIVER BANKSHARES, INC.
                        (A Development Stage Enterprise)

                             Statement of Cash Flows

                        For the Period December 15, 1998
                               (Date of Inception)
                              Through June 30, 1999


Cash Flows From Operating Activities
     Net loss                                                       $(139,817)
     Increase in deposits and prepaid expenses                           (602)
     Increase in accounts payable and accrued expenses                 34,357
                                                                    ---------
                Net cash used by operating activities                (106,062)
                                                                    ---------

Cash Flows From Investing Activities
     Purchase of fixed assets                                          (1,907)
                                                                    ---------
                Net cash used by investing activities                  (1,907)
                                                                    ---------

Cash Flows From Financing Activities
     Proceeds from advances from related parties                      150,000
     Proceeds from issuance of common stock                                12
     Costs of stock issuance                                          (11,200)
                                                                   ----------

                Net cash provided by financing activities             138,812
                                                                    ---------

                Net increase in cash                                   30,843

Cash at inception                                                       -
                                                                    ---------
Cash at end of period                                                $ 30,843
                                                                     ========




See accompanying notes to financial statements.

                          SMITH RIVER BANKSHARES, INC.
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

                                  June 30, 1999

1.       SUMMARY OF ACCOUNTING POLICIES

         (a)  General

              Smith River Bankshares, Inc. (the "Company"), a development stage enterprise, was incorporated as a Virginia corporation effective January 14, 1999, primarily to serve as a holding company for Smith River Community Bank, N.A. (the "Bank"), upon formation of the Bank. Prior to the formation of the Company, the Company's shareholders (the "Organizers") formed FCNB LLC (the "LLC"), a limited liability company, to organize the Company and the Bank and provide for financing of organizational and other costs. The financial statements reflect the operations of the Company and the LLC since the date of formation, December 15, 1998. The Company is in the process of completing the filing applications necessary to form the Bank with the applicable regulatory authorities. The Company anticipates raising between $6,250,000 and $10,000,000 through a public sale of its common stock. Subject to the regulatory approval of the Bank's formation, the Company plans to acquire all of the common stock of the Bank with the proceeds from the sale of its common stock. Following the acquisition, the business of the Company will be conducted through the Bank, which will be its wholly-owned subsidiary. The Company's year end is December 31. The Bank's market area will be south central Virginia.

              The offering also contemplates that the shares purchased by the Organizers (maximum of 87,500 shares) would each have one common stock warrant attached. The warrants will vest over a three year period. Each warrant would entitle the holder to purchase one share of common stock for $10.


              The Company is totally dependent upon the successful completion of the proposed offering as well as securing all required regulatory approvals for its ability to commence its intended banking operations. Based on current facts and circumstances, the Organizers believe that the $6,250,000 minimum amount of capital to be raised from the proposed sale of its common stock will be sufficient to permit the Company to conduct its initial operations as currently planned. To the extent the total capital raised in this offering exceeds the $6,250,000 minimum, additional funds will be available to invest in loans, securities and other earning assets, subject to the limitations of the board's investment and lending policies. Such additional capital could also provide additional funds to enable the Bank to open additional branches.


              Preliminary approval from the Office of the Comptroller of the Currency ("OCC") has been obtained, but banking operations may not begin until final OCC approval has been secured. Other regulatory approvals, including the Federal Reserve and the Federal Deposit Insurance Corporation ("FDIC"), are also required.

         (b)  Organizational Costs

              The American Institute of CPA's has issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities." In general, the SOP requires that organizational and similar start-up costs be expensed. Examples of such costs that have been incurred by the Company are legal fees, consulting fees, and application fees paid to regulatory agencies. Prior to the effective date of the SOP, generally accepted accounting principles permitted such costs to be capitalized and amortized to expense. The Company adopted the requirements of the SOP from its inception and has expensed organizational costs.

                          SMITH RIVER BANKSHARES, INC.
                        (A Development Stage Enterprise)

                          Notes to Financial Statements

         (c)  Deferred Stock Issuance Costs


              The costs incurred through June 30, 1999 related to registering and issuing the securities being offered are included in the balance sheet under "deferred stock issuance costs." Such costs are comprised primarily of professional fees and will be charged against paid-in-capital upon the successful completion of the stock offering. Approximately $52,000 of additional stock issuance costs were incurred after June 30, 1999 through September 30, 1999, which was comprised primarily of professional fees and securities registration fees.


         (d)  Income Taxes

              The Company is subject to federal income taxes. No taxes have been accrued or paid because of operating losses incurred during the development stage, and the Company has not completed an operating period requiring the filing of a tax return. No deferred tax assets have been recorded to recognize potential future tax benefits of (1) losses to date, and (2) future deductions for tax purposes of organizational costs, because any deferred tax asset would be fully offset by a valuation allowance under Statement of Financial Accounting Standards No. 109. Such a valuation allowance would be required in order to reflect the high degree of uncertainty regarding the ultimate realization of the related tax benefits.

         (e)  Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.       ADVANCES FROM RELATED PARTIES

         Through June 30, 1999, all costs and disbursements associated with forming the Company and the Bank, including attorneys' fees, consulting fees, feasibility studies, market analysis, rent, salary and other costs, have been funded by advances from the LLC. Amounts advanced by the LLC through June 30, 1999 totaled $150,000. Upon successful completion of the Company's proposed sale of common stock, these and future funds advanced by the LLC are to be reimbursed by the Company, without interest. If the offering of stock is not successful in raising the minimum capitalization required, or if required regulatory approvals are not obtained, the Company will be unable to reimburse the LLC for most of the expenses, and the Organizers (who are members of the LLC) will bear those costs.

3.       LINE OF CREDIT

         As of June 30, 1999 the Company had a commitment for a line of credit from another bank providing for a maximum borrowing of $250,000. The line was unsecured and guaranteed by the Organizers. The purpose of the line was to provide start-up working capital pending the successful sale of the Company's common stock. The commitment had an expiration date of June 30, 2000. However, through June 30, 1999 the Company had not borrowed any funds under the line, and the Organizers have since decided to cancel it based on the expectation that any additional capital needs during the period prior to the sale of stock will be funded from additional investments by the Organizers.

                          SMITH RIVER BANKSHARES, INC.
                        (A Development Stage Enterprise)

                          Notes to Financial Statements


4.       LEASES AND COMMITMENTS

         The Company has entered into a lease for administrative office space with a term beginning May 1, 1999 and expiring in 39 months. Rent for the first three months is $750 per month, and thereafter increasing to $1,000 per month. The Company may cancel the lease with 90 days' notice.

         The Company has also entered into separate leases for property to be used as bank branches. One lease has a term of 36 months commencing August 1, 1999, and requires a monthly rental of $2,500. The other lease has a term of 36 months beginning when the branch begins operations. At that point, the monthly rental will be $2,500. Prior to that date, interim monthly rent of $500 is payable beginning June 1999. Both leases are cancelable by the Company if it is unable to organize and commence operations as planned. Total rent expense for all leases totaled $2,000 for the period from inception to June 30, 1999.

         The Company has entered into an employment agreement with its President and Chief Executive Officer. The agreement has a three year term and is automatically extended by one year if not terminated at least 90 days prior to each anniversary date. It provides for a base annual salary of $90,000. Additionally, after operations begin, 30,000 stock options will be granted to the officer. One-third of the options will become exercisable in each of the three years following the inception of operations. The exercise price for all such options will be the fair market value of the stock on the date of grant. Under the terms of the agreement, the individual will continue in a consulting capacity after the end of the period of employment.

                                Table of Contents

Prospectus Summary.....................................................2

Highlights of Offering.................................................3

Risk Factors...........................................................4

The Offering...........................................................8

Dilution..............................................................10

Use of Proceeds.......................................................10

Dividend Policy.......................................................12


Business..............................................................12


Market for Common Stock...............................................12

Management's Plan of Operation........................................18


Supervision and Regulation............................................19

Management............................................................21


Certain Transactions..................................................26


Description of Securities.............................................29

Legal Matters.........................................................31


Experts...............................................................31

Additional Information................................................31

Index to Financial Statements........................................F-1



                                   ----------





         Until June 30, 2000, all dealers that buy, sell or trade these securities, whether or not participating in this distribution, may be required to deliver a prospectus.

                               (END OF BACK COVER)

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 1...INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 13.1-692.1 of the Code of Virginia, 1950, as amended, places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages asserted against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited or eliminated if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Company's Articles of Incorporation contain a provision which eliminates, to the full extent that the laws of the Commonwealth of Virginia permit, the liability of an officer or director to the Company or its shareholders for monetary damages for any breach of duty as a director or officer.

         The Company's Articles of Incorporation also require the Company to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the corporation, by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Company as a director, officer, employee or agent of another entity. Directors and officers of the Company are entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have the Company make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The Board of Directors of the Company also has the authority to extend to employees, agents, and other persons serving at the request of the Company the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.


         Virginia Code ss. 13.1-700.1 permits a court, upon application of a director or officer, to review the Company's determination as to a director's or officer's request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order the Company to make advances and/or reimbursement for expenses or to provide indemnification, in which case the court shall also order the Company to pay the officer's or director's reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the corporation, the court may order indemnification to the extent of the officer's or director's reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he or she was adjudged liable, and may also order the Company to pay the officer's and director's reasonable expenses incurred to obtain the order.


         The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not the Company would have the power to indemnify such person against such liability under the Articles of Incorporation.

ITEM 2   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


                  SEC Registration fees                         $    3,023.20
                  Blue sky fees and expenses (estimated)             5,000.00
                  Escrow Agent Fee (estimated)                       7,500.00
                  Printing Expenses (estimated)                      5,000.00
                  Legal Fees and Expenses (estimated)               40,000.00
                  Accounting Fees (estimated)                       25,000.00
                  Miscellaneous Expenses (estimated)                14,476.80
                                                                -------------
                  TOTAL                                           $100,000.00





ITEM 3.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes as follows:

         (1) The Registrant will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                  (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                  (iii) include any additional or changed material information in the plan of distribution.

         (2) The Registrant will, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

         (3) The Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

         (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 4.  UNREGISTERED SECURITIES ISSUED OR SOLD WITHIN ONE YEAR.


         On March 1, 1999, Smith River Bankshares issued an aggregate of 15 shares of common stock to the organizers. (This was done solely to facilitate the organization.) Three directors resigned for personal reasons (health and travel restrictions) early in the process, and their shares were canceled, leaving 12 shares outstanding. In each case the subscriber was a resident of the Commonwealth of Virginia and paid $1 per share. There were no underwriting fees, discounts or commissions paid with respect to these transactions. Smith River Bankshares intends to repurchase these shares at the original purchase price upon the successful completion of the offering.

         The sales were made to persons who had access to the kind of information which registration would disclose and who did not purchase the shares for resale to the public. Also, these sales were made solely for the purposes of completing the initial organization of Smith River Bankshares. Accordingly, these sales constituted transactions by the company not involving a public offering, separate and apart from this offering, which were exempt from registration under Section 4(2) of the Securities Act of 1933. These securities were also exempt from registration as part of an interstate issue under Section 3(a)(11) of the Securities Act of 1933.


In addition, Smith River Bankshares has agreed to grant McCullar options to purchase 30,000 shares of common stock when Smith River Bank opens for business, but these options will not vest immediately. Options to purchase 10,000 shares will vest in each of the first, second, and third anniversiaries of the bank's opening. The exercise price will be the market price at that time, probably $10.00 per share. If Smith River Bank does not open, no options will be granted.


ITEM 5.  INDEX TO EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:

Number            Description of Exhibit
------            ---------------------

3.1*              Restated Articles of Incorporation of the Registrant, dated
                  July 8, 1999.

3.2*              By-Laws of the Registrant, dated August 5, 1999.

4.1* Warrant Plan and Certificate as adopted July 27, 1999 and amended August 26, 1999.

4.2 Provisions in Registrant's Articles of Incorporation and Bylaws defining the rights of Holders of the Registrant's common stock (included in Exhibits 3.1 and 3.2, respectively).

4.3 Form of Shares Subscription Agreement (included as Appendix A to the Prospectus)

4.4 Form of Units Subscription Agreement (included as Appendix B to the Prospectus)

5 Opinion of Flippin, Densmore, Morse, Rutherford & Jessee regarding the legality of the securities to be offered.


10.1* Contribution Agreement among the Organizers, dated as of December 8, 1998.


10.2* Lease dated April 6, 1999, with respect to the proposed executive office of the Registrant.

10.3* Lease dated April 6, 1999, with respect to the proposed main banking office of Smith River Community Bank, N.A.

10.4* Lease dated May 6, 1999, with respect to the possible branch office of Smith River Community Bank, N.A.

10.5*             Employment Agreement between the Registrant and Cecil R.
                  McCullar, dated as of June 1, 1999.

10.6* Consulting Agreement between the Registrant and Bank Resources, Inc., dated December 8, 1998.

10.7* Escrow Agreement between First Citizens Bank & Trust Company and the Registrant, dated September 8, 1999.

10.8* Software license and service agreement between FISERV Solutions, Inc. and the Registrant dated September 1999.

10.9* Software license and maintenance agreement between Concentrex, Inc./CFI Pro Services, Inc. and the Registrant, dated September 27, 1999.

23.1              Consent of McLeod & Company.

23.2 Consent of Flippin, Densmore, Morse, Rutherford & Jessee, (included in Exhibit 5).

27*               Financial Data Disclosure Schedule


----------------

* (Filed previously.)

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing a Form SB-2/A and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Martinsville, Commonwealth of Virginia, on November 2, 1999.


SMITH RIVER BANKSHARES, INC.



By:        Cecil R. McCullar
    ----------------------------------------------------------------------
           Cecil R. (Andy) McCullar, President and Chief Executive Officer

         Under the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

              Signature                           Title                         Date
              ---------                           ------                        ----

Cecil R. McCullar                                                            11/02/99
--------------------------------------      President and Chief              -----------
Cecil R. (Andy) McCullar                Executive Officer, Director

Brenda H. Smith                                                              11/02/99
--------------------------------------    Senior Vice President/             ------------
Brenda H. Smith                           Chief Financial Office

--------------------------------------     Director, Chairman of             ------------
Mervyn R. King                             the Board of Directors

J. E. Bassett, Jr.                               Director                    11/02/99
--------------------------------------                                       ------------
J. E. Bassett, Jr.


--------------------------------------           Director                    -----------
Patricia H. Brammer

Jesse D. Cahill, Sr.                             Director                    11/02/99
--------------------------------------                                       -----------
Jesse D. Cahill, Sr.

Morton W. Lester                                 Director                    11/02/99
--------------------------------------                                       -----------
Morton W. Lester

Roxann B. Miller                                 Director                    11/02/99
--------------------------------------                                       -----------
Roxann B. Miller

                                                 Director
--------------------------------------                                       -----------
Jimmie R. Mills


--------------------------------------           Director                    ------------
George R. Nelson, Jr.

Joe C. Philpott                                  Director                    11/02/99
--------------------------------------                                       -----------
Joe C. Philpott

Doug Riddle                                                                  11/02/99
--------------------------------------           Director                    -----------
Doug Riddle

Milford A. Weaver                                                            11/02/99
--------------------------------------           Director                    -----------
Milford A. Weaver